QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Volcom, Inc.
at
$24.50 Net Per Share
by
Transfer Holding, Inc.
an indirect wholly owned subsidiary of
PPR S.A.

  THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THURSDAY, JUNE 9, 2011, UNLESS THE OFFER IS EXTENDED.

        This offer is being made pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated May 2, 2011 by and among PPR, S.A. ("PPR"), Transfer Holding, Inc. ("Purchaser") and Volcom, Inc. ("Volcom"). Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Volcom at a price of $24.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, together with any amendments or supplements thereto (collectively, the "Offer"). Under no circumstances will interest be paid on the offer price, regardless of any extension of the offer or any delay in making payment for the Shares. After completion of the offer and the satisfaction or waiver of specified conditions described in this Offer to Purchase, Purchaser will merge with and into Volcom (the "Merger"), with Volcom surviving as a direct or indirect wholly owned subsidiary of PPR.

        The board of directors of Volcom has unanimously (i) determined that the Offer and the Merger are fair to and in the best interests of Volcom and Volcom's stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) declared the Merger Agreement advisable. THE VOLCOM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS TO THE STOCKHOLDERS OF VOLCOM THAT THEY ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER AND, IF REQUIRED BY APPLICABLE LAW, VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND THEREBY APPROVE THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

        There is no financing condition to the Offer. The Offer is subject to various conditions, including (i) there being validly tendered and not properly withdrawn prior to the expiration of the offer a number of Shares that, together with the number of shares (if any) then beneficially owned by PPR and/or Purchaser, represents at least a majority of the total number of Shares outstanding on a fully diluted basis, and (ii) the receipt of certain regulatory clearances and approvals. The Offer is subject to additional conditions as described in Section 15—"Conditions to the Offer." A summary of the principal terms of the Offer appears on pages 1 through 8. You should read this entire document carefully and in its entirety before deciding whether to tender your Shares.

The Dealer Manager for the Offer is:

Peter J. Solomon Company
520 Madison Avenue
New York, NY 10022
(212) 508-1642
info@pjsolomon.com

        The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (collect) or (800) 322-2885 (toll-free)
tenderoffer@mackenziepartners.com

May 11, 2011

 IMPORTANT

        If you desire to tender all or any portion of your shares of Volcom common stock in the Offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to Computershare Trust Company, N.A., the Depositary for the Offer (the "Depositary"), or follow the procedures for book-entry transfer set forth in Section 3—"Procedure for Tendering Shares" of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—"Procedure for Tendering Shares" of this Offer to Purchase.

  •
  If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your shares of Volcom common stock using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, MacKenzie Partners, Inc. (the "Information Agent"), toll free at (800) 322-2885 or collect at (212) 929-5500 for assistance. See Section 3—"Procedure for Tendering Shares" for further details.

  •
  If you hold your shares of Volcom common stock through a broker, bank, trust company or other nominee, you must contact your broker, bank, trust company or other nominee and give instructions that your Volcom shares be tendered.

        This Offer to Purchase and related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer. You are urged to obtain a current market quotation for the Shares. See Section 6—"Price Range of Shares."

*        *        *

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. The Dealer Manager (as defined herein) may be contacted at its addresses and telephone number on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
INTRODUCTION		9
THE OFFER		12
1.	Terms of the Offer	12
2.	Acceptance for Payment and Payment	13
3.	Procedure for Tendering Shares	14
4.	Withdrawal Rights	17
5.	Material U.S. Federal Income Tax Considerations	18
6.	Price Range of Shares	20
7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations	21
8.	Certain Information Concerning Volcom	22
9.	Certain Information Concerning Purchaser and PPR	22
10.	Source and Amount of Funds	24
11.	Background of the Offer; Contacts with Volcom	24
12.	Purpose of the Offer; Plans for Volcom; Appraisal Rights	26
13.	The Transaction Documents	28
14.	Dividends and Distributions	44
15.	Conditions to the Offer	45
16.	Certain Legal Matters; Regulatory Approvals	46
17.	Fees and Expenses	49
18.	Miscellaneous	49
Schedule I Directors and Executive Officers of PPR and Purchaser		I-1

 SUMMARY TERM SHEET

        This summary term sheet highlights the most material terms of the Offer to Purchase and may not contain all the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary is qualified in its entirety by the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal. We recommend that you carefully read this entire Offer to Purchase and the related Letter of Transmittal before making any decision on whether to tender your Shares (defined below). In this Offer to Purchase, unless the context otherwise requires, the terms "we," "our," "us" and "Purchaser" refer to Transfer Holding, Inc.

Principal Terms

  •
  PPR S.A. ("PPR"), through its indirect wholly owned subsidiary, Transfer Holding, Inc. ("Purchaser"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share, of Volcom, Inc. ("Volcom") for $24.50 per share in cash, net to the seller, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal and pursuant to the agreement and plan of merger, dated as of May 2, 2011, by and among PPR, Purchaser and Volcom.

  •
  The offer is the first step in our plan to acquire all of the outstanding shares of Volcom common stock, as provided in the merger agreement. If the offer is successful (that is, if a majority of the outstanding shares on a fully diluted basis is purchased pursuant to the offer and other conditions are satisfied), we will acquire any and all remaining shares in a subsequent merger for the same price paid in the offer.

  •
  The offering period of the offer will expire at 12:00 midnight, New York City time, at the end of Thursday, June 9, 2011, unless the offer is extended.

  •
  If we extend the offer, we will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the offer.

  •
  If it is necessary or desirable to obtain additional shares of Volcom common stock in order to effect a short-form merger under Delaware law (which may be effected once we, together with PPR, own at least 90% of the outstanding shares), we will provide a subsequent offering period of up to 20 business days in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended.

        Other terms of the offer are described in Section 12—"Purpose of the Offer; Plans for Volcom; Appraisal Rights" and in Section 13—"The Transaction Documents."

Volcom Board of Directors Recommendation

  •
  The board of directors of Volcom unanimously (i) determined that the offer and the merger are fair to and in the best interests of Volcom and Volcom's stockholders, (ii) approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, in accordance with Delaware law, (iii) declared the merger agreement advisable and (iv) recommended to the stockholders of Volcom that they accept the offer and tender their shares to Purchaser pursuant to the offer and, if required by applicable law, vote for the adoption of the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement.

Share and Voting Agreement

  •
  Richard R. Woolcott and René R. Woolcott, each in his capacity as a stockholder of Volcom, agreed to tender into the offer, and not withdraw, all shares of Volcom common stock they own or hereafter acquire. They also agreed to vote such shares in support of the merger in the event stockholder approval of the merger is required under Delaware law. Richard R. Woolcott and René R. Woolcott together hold or have rights to acquire approximately 14.4% of the outstanding shares of Volcom common stock, calculated on a fully diluted basis.

Conditions

        The offer is conditioned upon, among other things:

  •
  at least a majority of the outstanding shares of Volcom common stock, calculated on a fully diluted basis and together with any shares then beneficially owned by PPR and/or Purchaser, if any, having been validly tendered and not withdrawn prior to the expiration of the offer (as it may be extended from time to time) (the "Minimum Condition");

  •
  the expiration or termination of any applicable waiting or review period (or extension thereof) that is required to permit the consummation of the offer, the merger or the other transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, and any other antitrust or competition law or regulation (the "Antitrust Condition"); and

  •
  the other conditions to the offer described in Section 15—"Conditions to the Offer."

        We can waive some of the conditions to the offer without the consent of Volcom. We cannot, however, waive the Minimum Condition without the consent of Volcom. See also Section 16—"Certain Legal Matters; Regulatory Approvals." Consummation of the offer is not conditioned on PPR or Purchaser obtaining financing.

Procedures for Tendering

        If you wish to accept the offer, this is what you must do:

  •
  if you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to ComputerShare Trust Company, N.A., the depositary for the offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the depositary before the offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—"Procedure for Tendering Shares."

  •
  if you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call the information agent, MacKenzie Partners, Inc., toll free at (800) 322-2885 or collect at (212) 929-5500 for assistance. See Section 3—"Procedure for Tendering Shares" for further details.

  •
  if you hold your shares of Volcom common stock through a broker, bank, trust company or other nominee, you must contact your broker, bank, trust company or other nominee and give instructions that your shares of Volcom common stock be tendered.

Withdrawal Rights

  •
  You may withdraw some or all of the shares that you previously tendered into the offer at any time prior to the expiration date of the offer (as it may be extended). Once we accept your tendered shares for payment upon expiration of the offer, however, you will no longer be able to withdraw them. In addition, you may not withdraw shares tendered during a subsequent offering period, if any.

  •
  To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to ComputerShare Trust Company, N.A., the depositary for the offer, while you have the right to withdraw the shares. If you tendered shares by giving instructions to a broker, bank, trust company or other nominee, you must instruct the broker, bank, trust company or other nominee to arrange to withdraw the shares. See Section 4—"Withdrawal Rights."

Recent Volcom Trading Prices

  •
  The closing price for the shares of Volcom common stock was:

    $19.73 per share on April 29, 2011, the last trading day before we announced that we had entered into the merger agreement; and

    $24.44 per share on May 10, 2011, the last trading day before the printing of these materials.

  •
  Before deciding whether to tender, you should obtain a current market quotation for the shares. See Section 6—"Price Range of Shares."

Material U.S. Federal Income Tax Considerations

  •
  In general, your exchange of shares of Volcom common stock for cash pursuant to the offer or the merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your tax advisor about the tax consequences to you of tendering your shares into the offer or the merger in light of your particular circumstances. See Section 5—"Material U.S. Federal Income Tax Considerations."

Further Information

  •
  If you have questions about the offer, you can call our information agent:

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (collect) or (800) 322-2885 (toll-free)
E-mail: tenderoffer@mackenziepartners.com

 FREQUENTLY ASKED QUESTIONS

Who is offering to buy my securities?

        The offer is made by Transfer Holding, Inc., a Delaware corporation formed for the purpose of making this tender offer for all of the outstanding common stock of Volcom. We are an indirect wholly owned subsidiary of PPR S.A., a "société anonyme à conseil d'administration" (corporation with a board of directors) organized under the laws of France. See the "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning Purchaser and PPR."

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding common stock, par value $0.001 per share, of Volcom. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay for my securities and what is the form of payment?

        We are offering to pay you $24.50 per share in cash, without interest, and less any applicable withholding taxes. We will not charge you any brokerage fees or commissions. If you are the record holder of your shares (i.e., a stock certificate has been issued to you) and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, bank, trust company or other nominee, and your nominee tenders your shares on your behalf, your broker, bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. Consummation of the offer is not subject to any financing condition. PPR will provide us with sufficient funds to pay for all shares accepted for payment in the offer and anticipates financing the acquisition through a combination of available cash and borrowings from existing revolving credit facilities. See Section 10—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

        No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

  •
  the offer is being made for all outstanding shares of Volcom common stock solely for cash;

  •
  as described above, we, through our parent company, PPR, will have sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer;

  •
  consummation of the offer is not subject to any financing condition; and

  •
  if we consummate the offer, we expect to acquire any remaining shares for the same cash per share price in any subsequent offering period or in the merger.

        See Section 10—"Source and Amount of Funds."

Is there an agreement governing the offer?

        Yes. Volcom, PPR and Purchaser have entered into an agreement and plan of merger dated as of May 2, 2011. The merger agreement provides, among other things, for the terms of and conditions to the offer and, following consummation of the offer, the merger of Purchaser into Volcom. See the

"Introduction" to this Offer to Purchase and Section 13—"The Transaction Documents—The Merger Agreement."

Have any stockholders of Volcom agreed to tender their shares into the offer?

        Yes. In connection with the execution and delivery of the merger agreement, PPR and Purchaser entered into a share and voting agreement, dated May 2, 2011, with Richard R. Woolcott and René R. Woolcott (the "Supporting Stockholders"), each in his capacity as a stockholder of Volcom. Under the terms of this agreement, each Supporting Stockholder has agreed to tender, and not withdraw, subject to limited exceptions, all outstanding shares beneficially owned by them on the date of the agreement or acquired by them after the date of the agreement. Each Supporting Stockholder has also agreed, subject to limited exceptions, to vote such shares in favor of the merger in the event stockholder approval of the merger is required under Delaware law. The share and voting agreement terminates in the event that the merger agreement is terminated in accordance with its terms, if there is any reduction in the offer price, if there is any change in the form of consideration payable in the offer or the merger or upon completion of the merger. As of May 2, 2011, the Supporting Stockholders together held or had rights to acquire 3,565,697 shares, or approximately 14.4% of the outstanding shares of Volcom common stock, calculated on a fully diluted basis. See Section 13—"The Transaction Documents—The Share and Voting Agreement."

When and how will I be paid for my tendered shares?

        Subject to the terms and conditions of the offer, we will pay for all validly tendered and not properly withdrawn shares of Volcom common stock promptly after the later of the date of expiration of the offer and the satisfaction or waiver of the conditions to the offer set forth in Section 15—"Conditions to the Offer." We can waive some of the conditions to the offer without the consent of Volcom; however, we cannot waive the Minimum Condition without the consent of Volcom.

        We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with Computershare Trust Company, N.A., which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares of Volcom common stock will be made only after timely receipt by Computershare Trust Company, N.A. of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in Section 3—"Procedure for Tendering Shares"), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares.

How long do I have to decide whether to tender in the offer?

        You have until at least 12:00 midnight, New York City time, at the end of Thursday, June 9, 2011, to decide whether to tender your shares in the offer. See Section 1—"Terms of the Offer." If you cannot deliver everything required to make a valid tender to Computershare Trust Company, N.A., the depositary for the offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3—"Procedure for Tendering Shares." In addition, if we extend the offer or provide a subsequent offering period in the offer as described below under "Introduction" to this Offer to Purchase, you will have an additional opportunity to tender your shares. Please be aware that if your shares are held by a broker, bank, trust company or other nominee, they may require advance notification before the expiration date of the offer.

Can the offer be extended and under what circumstances?

        Yes. If at the scheduled expiration date of the offer, including following a prior extension, any condition to the offer has not been satisfied or waived, we are required to extend the offer for periods of up to ten business days per extension until all of the conditions are satisfied or waived. However, we do not have any obligation to extend the offer beyond the date that is 40 business days after satisfaction of the Antitrust Condition, provided that such date must be no earlier than September 30, 2011 and no later than December 31, 2011.

        We anticipate that the Antitrust Condition will be met in the third quarter of 2011 and, subject to the satisfaction or waiver of all the conditions to the offer set forth in Section 15—"Conditions to the Offer," we would expect to complete the offer in the third quarter of 2011. We will extend the offer for any period required by any applicable law, any interpretation or position of the Securities and Exchange Commission, the staff thereof or the Nasdaq Global Select Market applicable to the offer. See Section 1—"Terms of the Offer" and Section 15—"Conditions to the Offer." See Section 13—"The Transaction Documents—The Merger Agreement—Termination" for circumstances in which we may terminate the Offer.

        If we extend the offer, we will inform Computershare Trust Company, N.A., the depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire.

Will there be a subsequent offering period?

        Following the acceptance for payment of all of the shares tendered during the initial offering period (including any extensions), if it is necessary or desirable to obtain additional shares in order to effect a short-form merger under Delaware law (which can be effected once we own at least 90% of the outstanding shares), we will provide a subsequent offering period of up to 20 business days, during which time stockholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer consideration. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights" of this document for more information concerning any subsequent offering period.

What is the difference between an extension of the offer and a subsequent offering period?

        If the offer is extended, no shares will be accepted or paid for until the extension expires, and you will be able to withdraw your shares until then. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all of the shares that were validly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. Shares that are validly tendered during a subsequent offering period will be accepted and paid for as they are received and cannot be withdrawn. We would expect that, prior to a subsequent offering period being provided, we would have purchased a sufficient number of shares in the offer so as to ensure that the merger could be effected. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights."

Until what time can I withdraw tendered shares?

        You can withdraw some or all of the shares that you previously tendered in the offer at any time prior to the expiration date of the offer as it may be extended. Further, if we have not accepted your shares for payment by the date that is 60 days from the date of this Offer to Purchase, you may withdraw them at any time after such date, unless such shares have been previously accepted for payment pursuant to the offer as provided herein. Once we accept your tendered shares for payment upon expiration of the offer, however, you will no longer be able to withdraw them. In addition, you may not withdraw shares tendered during a subsequent offering period, if we elect to have such a period. See Section 4—"Withdrawal Rights."

Will the offer be followed by a merger if all Volcom shares are not tendered in the offer?

        If we purchase shares in the offer and the other conditions to the merger are satisfied or, where permissible, waived, we will be merged with and into Volcom. If we purchase shares in the offer (and the Minimum Condition has not been waived with the consent of Volcom), we will have sufficient voting power to approve the merger without the affirmative vote of any other stockholder of Volcom. Furthermore, if pursuant to the offer or otherwise we own in excess of 90% of the outstanding shares, we may effect the merger without any further action by the stockholders of Volcom. If the merger takes place, Volcom will become a direct or indirect wholly owned subsidiary of PPR, and all remaining stockholders (other than Volcom and PPR, Purchaser, any of their respective subsidiaries and any stockholders who validly exercise their appraisal rights in connection with the merger as described in Section 12—"Purpose of the Offer; Plans for Volcom; Appraisal Rights") will receive the offer price, $24.50 net per share in cash, without interest and less any applicable withholding taxes. See the "Introduction" to this Offer to Purchase and Section 12—"Purpose of the Offer; Plans for Volcom; Appraisal Rights" and Section 13—"The Transaction Documents—The Merger Agreement."

What is the "Top-Up Option" and when could it be exercised?

        Volcom has granted us an irrevocable option, exercisable only following our acquisition of shares pursuant to the offer, to purchase from Volcom at a price per share equal to the price paid in the offer, subject to the terms and conditions set forth in the merger agreement, an aggregate number of shares of common stock (up to the number of authorized and unissued shares of Volcom common stock, excluding shares reserved or committed for issuance) that, when added to the number of shares then owned by PPR and us, constitutes one share more than 90% of the shares of outstanding Volcom common stock (on a fully diluted basis). This option is to enable us, following our acquisition of shares pursuant to the offer, to effect the merger as a short-form merger under Delaware law without a vote or any further action by the stockholders of Volcom.

If I decide not to tender, how will the offer affect my shares?

        If the merger takes place between Volcom and us, Volcom's stockholders who do not tender their shares in the offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the price per share paid in the offer, without interest and less any applicable withholding taxes. Therefore, if the merger takes place, the only difference between tendering and not tendering your shares is that tendering stockholders will be paid earlier. If you decide not to tender your shares in the offer and we purchase the shares which are tendered in the offer, but the merger does not occur, there may be so few remaining stockholders and publicly traded shares that Volcom common stock will no longer be eligible to be traded on the Nasdaq Global Select Market or other securities exchanges, and there may not be an active public trading market for Volcom common stock. Also, Volcom may no longer be required to make filings with the Securities and Exchange Commission or otherwise may no longer be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See Section 7—"Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations" and Section 13—"The Transaction Documents—The Merger Agreement."

Are appraisal rights available in either the offer or the merger?

        No appraisal rights will be available to you in connection with the offer. However, you will be entitled to seek appraisal rights in connection with the merger if you do not tender shares in the offer and do not vote in favor of (or consent in writing to) the merger, subject to and in accordance with Delaware law. See Section 12—"Purpose of the Offer; Plans for Volcom; Appraisal Rights—Appraisal Rights."

If you successfully complete the offer, what will happen to Volcom's board of directors?

        If we accept shares of Volcom common stock for payment pursuant to the offer, under the merger agreement we will become entitled to elect or designate a number of directors to the Volcom board of directors, rounded up to the next whole number, that is equal to the product of the total number of directors on the Volcom board (including those elected or designated by us) multiplied by the percentage of the total number of Volcom shares then outstanding that PPR and us beneficially own in the aggregate. In such case, upon our request, Volcom has agreed to promptly take all actions reasonably necessary to cause our designees to be elected or designated to the Volcom board.

        Therefore, if we accept shares of Volcom common stock for payment pursuant to the offer, PPR will obtain control of the management of Volcom shortly thereafter. However, prior to the effective time of the merger, the Volcom board will maintain three directors who were members of the Volcom board on the date of the merger agreement, each of whom must meet certain "independence" and other specified requirements, and the majority of whose votes will be required for Volcom to authorize any amendment, waiver or termination of the merger agreement by Volcom, or to effect certain other actions related to or in connection with Volcom's governing documents or the merger. See Section 12—"Purpose of the Offer; Plans for Volcom; Appraisal Rights."

What are the federal income tax consequences of exchanging my shares pursuant to the offer, during a subsequent offering period or pursuant to the merger?

        In general, your exchange of shares of Volcom common stock for cash pursuant to the offer, during a subsequent offering period or pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of exchanging your shares pursuant to the offer, during a subsequent offering period or pursuant to the merger in light of your particular circumstances. See Section 5—"Material U.S. Federal Income Tax Considerations."

Whom can I talk to if I have questions about the offer?

        You can call MacKenzie Partners, Inc., toll free at (800) 322-2885 or collect at (212) 929-5500. MacKenzie Partners, Inc. is acting as information agent and Peter J. Solomon Company is acting as dealer manager for the offer. See the back cover of this Offer to Purchase for additional contact information.

To the Stockholders of Volcom:

INTRODUCTION

        Transfer Holding, Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of PPR S.A., a "société anonyme à conseil d'administration" (corporation with a board of directors) organized under the laws of France ("PPR"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share, of Volcom, Inc. (the "Shares"), a Delaware corporation ("Volcom"), for $24.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

        We will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3—"Procedure for Tendering Shares—Backup U.S. Federal Income Tax Withholding." Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Computershare Trust Company, N.A. (the "Depositary"), MacKenzie Partners, Inc. (the "Information Agent") and Peter J. Solomon Company (the "Dealer Manager") incurred in connection with the Offer. See Section 17—"Fees and Expenses."

        We are making the Offer pursuant to an Agreement and Plan of Merger dated as of May 2, 2011 among PPR, Purchaser and Volcom (the "Merger Agreement"). The Merger Agreement provides, among other things, that after consummation of the Offer, Purchaser will merge with and into Volcom (the "Merger"), with Volcom continuing as the surviving corporation and a direct or indirect wholly owned subsidiary of PPR. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than any Shares owned by Volcom, Purchaser, PPR or their respective subsidiaries and any Shares held by stockholders who properly exercise their appraisal rights in connection with the Merger as described in Section 12—"Purpose of the Offer; Plans for Volcom; Appraisal Rights") will be converted into the right to receive $24.50, the price per Share paid in the Offer (the "Offer Price"), without interest and less any applicable withholding taxes. The Merger is subject to the satisfaction or waiver of certain conditions described in Section 15—"Conditions to the Offer." We cannot waive the Minimum Condition (as defined below) without the consent of Volcom. Section 13—"The Transaction Documents—The Merger Agreement" contains a more detailed description of the Merger Agreement. Section 5—"Material U.S. Federal Income Tax Considerations" describes the material U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

        On May 2, 2011, the board of directors of Volcom (the "Volcom Board") unanimously:

  •
  determined that the Offer and the Merger are fair to and in the best interests of Volcom and Volcom's stockholders;

  •
  approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

  •
  declared the Merger Agreement advisable; and

  •
  recommended to the stockholders of Volcom that they accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, if required by applicable law, vote for the adoption of the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement (the "Volcom Board Recommendation").

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn in accordance with the terms and prior to the expiration of the Offer, a number of Shares that, together with the Shares, if any, then beneficially owned by PPR and/or Purchaser, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the "Minimum Condition") and (ii) the expiration or termination of any applicable waiting or review period (or extension thereof) that is required to permit the Offer, the Merger or the other transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, and any other antitrust or competition law or regulation (the "Antitrust Condition"). These conditions and other conditions of the Offer are described in Section 15—"Conditions to the Offer."

        For purposes of the Offer, the words "fully diluted," when referring to Shares, mean, as of any time, the number of Shares outstanding, together with all Shares which Volcom would be required to issue or deliver pursuant to any then outstanding equity awards or other securities convertible into or exercisable or exchangeable for Shares, whether or not vested, exercisable, convertible or exchangeable and regardless of the terms and conditions thereof. According to Volcom, as of May 9, 2011, there were approximately 24,426,120 Shares issued and outstanding and approximately 1,024,080 Shares issuable with respect to stock options and certain equity awards. Accordingly, we anticipate that the Minimum Condition would be satisfied if approximately 12,725,101 Shares are validly tendered pursuant to the Offer and not withdrawn.

        In connection with the execution and delivery of the Merger Agreement, PPR and Purchaser entered into a share and voting agreement, dated May 2, 2011 (the "Share and Voting Agreement"), with Richard R. Woolcott and René R. Woolcott (the "Supporting Stockholders"), each in his capacity as a stockholder of Volcom. Under the terms of the Share and Voting Agreement, each Supporting Stockholder has agreed to tender into the Offer, and not withdraw, subject to limited exceptions, all outstanding shares of Volcom common stock beneficially owned by them on the date of the agreement or acquired by them after the date of the agreement. Each Supporting Stockholder has also agreed, subject to limited exceptions, to vote such shares in favor of the Merger in the event stockholder approval of the Merger is required under Delaware law. The Share and Voting Agreement terminates in the event that the Merger Agreement is terminated in accordance with its terms, if there is any reduction in the offer price, if there is any change in the form of consideration payable in the offer or the merger or upon completion of the Merger. As of May 2, 2011, the Supporting Stockholders together held or had rights to acquire 3,565,697 Shares, or approximately 14.4% of the outstanding shares of Volcom common stock, calculated on a fully diluted basis. See Section 13—"The Transaction Documents—The Share and Voting Agreement."

        Upon the time when Shares are first accepted for payment under the Offer (the "Acceptance Time"), the Merger Agreement provides that Purchaser will become entitled to elect or designate a number of directors to the Volcom Board, rounded up to the next whole number, that is equal to the product of the total number of directors on the Volcom Board (including those elected or designated by Purchaser) multiplied by the percentage of the total number of Shares then outstanding that PPR and Purchaser beneficially own in the aggregate. Purchaser currently intends, promptly after consummation of the Offer, to exercise this right and to designate officers or employees of PPR or an affiliate of PPR to serve as directors of Volcom. We expect that such representation on the Volcom Board would permit us to exert substantial influence over Volcom's conduct of its business and operations. However, prior to the Effective Time, the Volcom Board will maintain three directors who were members of the Volcom Board on the date of the Merger Agreement, each of whom must meet certain "independence" and other specified requirements, and the majority whose votes will be required for Volcom to authorize any amendment, waiver or termination of the Merger Agreement by Volcom, or to effect certain other actions related to or in connection with Volcom's governing documents or the Merger. See Section 12—"Purpose of the Offer; Plans for Volcom; Appraisal Rights." Purchaser currently intends, as soon as possible after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of the surviving corporation in the Merger.

        Pursuant to the Merger Agreement, following our acceptance for payment of the Shares pursuant to the Offer, we have an irrevocable option to purchase from Volcom, subject to certain limitations, up to a number of additional Shares sufficient to cause PPR and its subsidiaries to own one Share more than 90% of the then outstanding Shares (on a fully diluted basis). See Section 13—"The Transaction Documents—The Merger Agreement—Top-Up Option."

        Under the terms of the Merger Agreement, if PPR, Purchaser and their respective subsidiaries hold, in the aggregate, at least 90% of the total outstanding Shares, then PPR, Purchaser and Volcom will act to effect the Merger under the "short-form" merger provisions of Section 253 of the DGCL. See Section 13—"The Transaction Documents—The Merger Agreement—Short-Form Merger Procedure." The Offer is conditioned upon the fulfillment of the conditions described in Section 15—"Conditions to the Offer." We can waive some of the conditions to the Offer without the consent of Volcom; however, we cannot waive the Minimum Condition without the consent of Volcom. The Offer will expire at 12:00 midnight, New York City time, at the end of Thursday, June 9, 2011, unless we extend the Offer.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

 THE OFFER

        1.    Terms of the Offer.    Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not withdrawn in accordance with the procedures set forth in Section 3—"Procedure for Tendering Shares" at or prior to the Expiration Time. "Expiration Time" means 12:00 midnight, New York City time, at the end of Thursday, June 9, 2011, unless extended, in which event "Expiration Time" means the latest time and date at which the Offer, as so extended, will expire.

        The Offer is subject to the conditions set forth in Section 15—"Conditions to the Offer," which include, among other things, satisfaction of the Minimum Condition and the Antitrust Condition. See Section 16—"Certain Legal Matters; Regulatory Approvals." We can waive some of the conditions to the Offer without the consent of Volcom; however, we cannot waive the Minimum Condition without the consent of Volcom. Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, promptly after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to the Expiration Time. If any condition to the Offer is not satisfied or waived at any scheduled Expiration Time, we will extend the Expiration Time for an additional period or successive periods of up to ten business days each until all of the conditions are satisfied or waived. We do not, however, have any obligation to (although we may) extend the Expiration Time beyond the date that is 40 business days after the date on which the Antitrust Condition is satisfied, provided that such date may be no earlier than September 30, 2011 and no later than December 31, 2011 (the "Outside Date"). In addition, we will extend the Offer for any period or periods required by any applicable law, any interpretation or position of the U.S. Securities and Exchange Commission (the "SEC"), the staff thereof or the Nasdaq Global Select Market ("Nasdaq"). During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See Section 4—"Withdrawal Rights" and Section 15—"Conditions to the Offer."

        In accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Merger Agreement, we will provide, if necessary or desirable to obtain at least 90% of the total outstanding Shares (determined on a fully diluted basis) (the "Short-Form Threshold"), a subsequent offering period (and one or more extensions thereof) following the Expiration Time (a "Subsequent Offering Period"). If provided, a Subsequent Offering Period will be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender any Shares not previously tendered in the Offer. If a Subsequent Offering Period is made available, (i) it will remain open for such period or periods as we will specify of up to 20 business days; (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn; (iii) we will immediately accept and promptly pay for Shares as they are tendered; and (iv) the price per Share will be the same as the Offer Price. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a Subsequent Offering Period. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        If we provide a Subsequent Offering Period, we will make a public announcement of such Subsequent Offering Period or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Time or the date of termination of the prior Subsequent Offering Period.

        We also reserve the right to waive, in whole or in part, any of the conditions to the Offer and to increase the Offer Price, provided that Volcom's consent is required for us to (i) decrease the Offer

Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) make any changes to or otherwise amend or modify any of the conditions to the Offer, or impose conditions to the Offer that are different from or in addition to the conditions to the Offer set forth in Section 15—"Conditions to the Offer," (v) amend or waive the Minimum Condition, (vi) make any changes to or otherwise amend or modify any terms of the Offer in a manner that is, or could reasonably be expected to be, adverse in any respect to Volcom's stockholders or (vii) extend or otherwise change the Expiration Time in a manner other than pursuant to and in accordance with the Merger Agreement.

        If we make a material change in the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of 5 business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days generally must be required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Time, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of 10 business days. If, prior to the Expiration Time, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

        Any extension, termination or amendment of the Offer will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

        Volcom has provided us with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        2.    Acceptance for Payment and Payment.    Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Time promptly after the later of (i) the Expiration Time and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 15—"Conditions to the Offer." We can waive some of the conditions to the Offer without the consent of Volcom; however, we cannot waive the Minimum Condition without the consent of Volcom. If we provide a Subsequent Offering Period, we will immediately accept and promptly pay for Shares as they are tendered during the

Subsequent Offering Period. Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we will extend the offering period, thereby delaying the acceptance for payment of shares of Volcom common stock, until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals specified in Section 16—"Certain Legal Matters; Regulatory Approvals," provided that we will not be required to (although we may) extend the Offer beyond the Outside Date (which will be no earlier than September 30, 2011 and no later than December 31, 2011). For information with respect to waiting periods that we are or may be required to observe and the approvals that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see Section 16—"Certain Legal Matters; Regulatory Approvals."

        We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Purchaser's obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

        In all cases (including during any Subsequent Offering Period), payment for Shares that are accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (defined in Section 3—"Procedure for Tendering Shares—Book-Entry Delivery")), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent's Message (defined in Section 3—"Procedure for Tendering Shares—Book-Entry Delivery") in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3—"Procedure for Tendering Shares." Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times.

        For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

        Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

        If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or issue new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—"Procedure for Tendering Shares," the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

        We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

        3.    Procedure for Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of

Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and you must (i) deliver certificates for the Shares representing tendered Shares to the Depositary, (ii) cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below, and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility, or (iii) comply with the guaranteed delivery procedures set forth below.

        The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time. In all cases, you should allow sufficient time to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions to the Offer.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the "Book-Entry Transfer Facility") within 2 business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with.

        Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

        Signature Guarantees.    All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution"), unless the tendered Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled

"Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        If the certificates for the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        If the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Time or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) by the Expiration Time; and

  •
  the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent's Message) and any other required documents, are received by the Depositary within 3 Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

        Backup U.S. Federal Income Tax Withholding.    Under the U.S. federal income tax laws, the Depositary generally will be required to backup withhold at the applicable statutory rate (currently 28%) from any payments made to a U.S. Holder (as defined in Section 5—"Material U.S. Federal Income Tax Considerations") pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Internal Revenue Service Form W-9 enclosed with the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a Non-U.S. Holder (as defined in Section 5—"Material U.S. Federal Income Tax Considerations"), you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8. For more information, see Section 5—"Material U.S. Federal Income Tax Considerations."

        Appointment of Proxy.    By executing a Letter of Transmittal, you irrevocably appoint each of our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the

Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Volcom's stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Volcom's stockholders.

        Determination of Validity.    We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions to the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        4.    Withdrawal Rights.    Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration Time and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after the date that is 60 days from the date of this Offer to Purchase, unless previously accepted for payment pursuant to the Offer as provided herein.

        If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except to the extent that you duly exercise withdrawal rights as described in this Section 4 before the Expiration Time or at any time after the date that is 60 days from the date of this Offer to Purchase, unless previously accepted for payment pursuant to the Offer as provided herein.

        For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by again following any of the procedures described in Section 3—"Procedure for Tendering Shares."

        If we provide a Subsequent Offering Period (as described in more detail in Section 1—"Terms of the Offer") following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding. None of Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

        5.    Material U.S. Federal Income Tax Considerations.    The following is a general discussion of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who exchange Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax. This discussion also does not address the tax consequences to holders of Shares who exercise appraisal rights under Delaware law.

        The following discussion applies only if you hold your Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders in light of their particular circumstances and does not apply to stockholders subject to special treatment under the U.S. federal income tax laws (such as, for example, financial institutions, dealers or brokers in securities, commodities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, banks and certain other financial institutions, mutual funds, tax-exempt organizations, former citizens or residents of the United States, U.S. expatriates, stockholders that are pass-through entities or the investors in such pass-through entities, regulated investment companies, real estate investment trusts, stockholders who are U.S. Holders but whose "functional currency" is not the U.S. dollar, investors liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction, and persons who acquired their Shares through the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation).

        This discussion is based upon the Code, the regulations promulgated thereunder and court and administrative ruling and decisions, all as in effect on the date of this Offer to Purchase. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, nor do we expect to seek, any ruling from the Internal Revenue Service with respect to the matters discussed below. There can be no assurances that the Internal Revenue Service will not take a different position concerning the tax consequences of the exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger or that any such position would be sustained. This discussion also assumes that the Shares are not United States real property interests within the meaning of Section 897 of the Code.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Persons holding Shares through a partnership should consult their own tax advisors regarding the tax consequences of exchanging the Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger.

        Due to the individual nature of tax consequences, you should consult your tax advisors as to the specific tax consequences to you of the exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

        U.S. Holders.    Except as otherwise set forth under the heading "Non-U.S. Holders," the following discussion is limited to the material U.S. federal income tax consequences relevant to a beneficial owner of Shares that is an individual citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a domestic corporation for U.S. federal income tax purposes), an estate that is subject to U.S. federal income tax on its worldwide income from all sources, and a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person (a "U.S. Holder").

        Your exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, if you exchange Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, you will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the adjusted tax basis of your Shares and the amount of cash received in exchange therefor (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) exchanged pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains of noncorporate taxpayers are generally subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

        Non-U.S. Holders.    The following is a discussion of the material U.S. federal income tax consequences that will apply if you are a Non-U.S. Holder of Shares. The term "Non-U.S. Holder" means a beneficial owner of Shares that is not a U.S. Holder or a partnership or other pass-through entity.

        Payments made to a Non-U.S. Holder with respect to Shares exchanged in the Offer, during a Subsequent Offering Period or pursuant to the Merger generally will not be subject to U.S. federal income tax, unless: (i) the gain, if any, on such Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder's permanent establishment in the United States), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax in the same manner as if it were a U.S. Holder (but such Non-U.S. Holder should provide an Internal Revenue Service Form W-8ECI instead of an Internal Revenue Service Form W-9), and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) or (ii) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year.

        Information Reporting and Backup Withholding.    Proceeds from the sale of Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger generally are subject to information reporting, and may be subject to backup withholding at the applicable statutory rate (currently 28%). To avoid backup withholding, a U.S. Holder must provide the Depositary with such holder's correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing the Internal Revenue Service Form W-9 included in the Letter of Transmittal or otherwise establishing an exemption from backup withholding. Non-U.S. Holders generally can avoid backup withholding by providing the Depositary with the applicable and properly executed Internal Revenue Service Form W-8 certifying such holder's non-U.S. status or by otherwise establishing an exemption.

        Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the Internal Revenue Service. See also Section 3—"Procedure for Tendering Shares—Backup U.S. Federal Income Tax Withholding."

        6.    Price Range of Shares.    The Shares are listed and principally traded on Nasdaq under the symbol "VLCM." The following table sets forth for the periods indicated the high and low sales prices per Share on Nasdaq as reported in published financial sources:

	High	Low
	(in U.S. dollars)
FY 2009
First Quarter	11.98	6.63
Second Quarter	15.00	9.34
Third Quarter	17.74	11.10
Fourth Quarter	19.74	15.17
FY 2010
First Quarter	19.70	14.76
Second Quarter	24.79	16.65
Third Quarter	20.48	15.04
Fourth Quarter	22.23	15.50
FY 2011
First Quarter	19.40	16.01
Second Quarter (through May 10, 2011)	24.49	17.95

        On April 29, 2011, the last full trading day before the announcement of the Offer and the possible Merger, the reported closing sales price per Share on Nasdaq was $19.73. On May 10, 2011, the last full trading day before the date of this Offer to Purchase, the reported closing sales price per Share on Nasdaq was $24.44. Before deciding whether to tender, you should obtain a current market quotation for the Shares.

        7.    Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.

        Possible Effects of the Offer on the Market for the Shares.    If the Offer is consummated but the Merger does not take place, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer will receive cash in an amount equal to the price per Share paid in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier.

        Stock Exchange Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. The rules of Nasdaq establish certain criteria that, if not met, could lead to the delisting of the Shares from Nasdaq. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

        If Nasdaq were to delist the Shares (which we intend to cause Volcom to seek if we acquire control of Volcom and the Shares no longer meet Nasdaq listing requirements), it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

        Registration under the Exchange Act.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of Volcom to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other remaining public reporting requirements applicable to Volcom, would substantially reduce the information required to be furnished by Volcom to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders' meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to Volcom. Furthermore, "affiliates" of Volcom and persons holding "restricted securities" of Volcom may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause Volcom to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

        If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on Nasdaq will be terminated following the completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

        8.    Certain Information Concerning Volcom.    Volcom is a Delaware corporation, founded in 1991, with principal executive offices at 1740 Monrovia Avenue, Costa Mesa, California, 92627. The telephone number of Volcom's principal executive offices is (949) 646-2175.

        Except as specifically set forth herein, the information concerning Volcom contained in this Offer to Purchase has been taken from or is based upon information furnished by Volcom or its representatives or upon publicly available documents and records on file with the SEC, and we are not responsible for the accuracy or completeness of such documents or records or other information provided by Volcom. See Section "The Transaction Documents—Offer Documents" of this Offer to Purchase. The summary information set forth below is qualified in its entirety by reference to Volcom's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

        As set forth in Volcom's public filings, Volcom designs, markets and distributes clothing, footwear, accessories and related products for young men and women primarily under the Volcom brand name, which has a heritage in skateboarding, snowboarding and surfing. Volcom's products are sold throughout the United States and in over 40 countries internationally by Volcom, third-party distributors and international licensees.

        Additional Information.    Volcom is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Volcom's filings are also available to the public from commercial document retrieval services and at the SEC's web site at http://www.sec.gov.

        9.    Certain Information Concerning Purchaser and PPR.    Purchaser is a Delaware corporation incorporated on April 29, 2011, with principal executive offices at 685 5th Avenue, New York, New York 10022. The telephone number of our principal executive offices is (212) 379-8847. To date, we have engaged in no activities other than those incidental to our formation, entry into the Merger Agreement and commencement of the Offer. Purchaser is an indirect wholly owned subsidiary of PPR.

        PPR is a "société anonyme à conseil d'administration" (corporation with a board of directors) organized under the laws of France, with principal executive offices at 10 avenue Hoche, 75381 Paris, France, telephone number +33.1.45.64.63.43. PPR nurtures a group of high-growth global brands distributed in more than 120 countries. Through its consumer and luxury brands, PPR generated revenue of €14.6 billion in 2010 and had approximately 60,000 employees at December 31, 2010. The PPR share is listed on Euronext Paris (FR 0000121485, PRTP.PA, PPFP). PPR's brands include the Luxury group (Gucci, Bottega Veneta, Yves Saint Laurent, Balenciaga, Boucheron, Sergio Rossi,

Alexander McQueen, Stella McCartney), Puma, Fnac and Redcats (La Redoute, The Sportsman's Guide, The Golf Warehouse). More information about PPR is available at www.ppr.com.

        The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of PPR and Purchaser and certain other information are set forth on Schedule I hereto.

        Except as described elsewhere in this Offer to Purchase or in Schedule I:

          (i)    none of Purchaser, PPR and, to the best of Purchaser's and PPR's knowledge after reasonable inquiry, the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of PPR, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Volcom;

          (ii)   none of PPR, Purchaser and, to the best of Purchaser's and PPR's knowledge after reasonable inquiry, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Volcom during the past 60 days;

          (iii)  none of PPR, Purchaser and, to the best of Purchaser's and PPR's knowledge after reasonable inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Volcom (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations);

          (iv)  during the 2 years before the date of this Offer to Purchase, there have been no transactions between PPR, Purchaser, their subsidiaries or, to the best of Purchaser's and PPR's knowledge after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Volcom or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations;

          (v)   during the 2 years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between PPR, Purchaser, their subsidiaries or, to the best of Purchaser's and PPR's knowledge after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Volcom or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets;

          (vi)  none of PPR, Purchaser and, to the best of Purchaser's and PPR's knowledge after reasonable inquiry, the persons listed in Schedule I to this Offer to Purchase has been convicted in a criminal proceeding during the past 5 years (excluding traffic violations or similar misdemeanors); and

          (vii) none of PPR, Purchaser and, to the best of Purchaser's and PPR's knowledge after reasonable inquiry, the persons listed in Schedule I to this Offer to Purchase has been a party to any judicial or administrative proceeding during the past 5 years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

        We do not believe our financial condition or the financial condition of PPR is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) consummation of the Offer is not subject to any financing condition, (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger and (iv) PPR will have, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

        10.    Source and Amount of Funds.

        Purchaser estimates that the total amount of funds required to purchase all outstanding Shares, other securities and rights pursuant to the Offer, and to acquire Volcom pursuant to the Merger, will be approximately $516.1 million, including debt assumed and net of cash acquired. PPR anticipates financing the acquisition through a combination of available cash and borrowings from existing revolving credit facilities. There is no financing condition to the Offer.

        11.    Background of the Offer; Contacts with Volcom.

        PPR has a successful track record of growth through selective acquisitions. As part of this strategy, PPR from time to time evaluates potential transactions that may further its strategic objectives and enhance stockholder value. In this connection, PPR had identified Volcom as a company that was in a business segment of potential interest.

        On February 8 and 9, 2010, senior executives of Volcom met in person with members of the PPR management team. During these meetings, there were initial discussions about the businesses and histories of Volcom and PPR, as well as ways the companies might work together.

        On March 11, 2010, a representative of PPR delivered an email to S. Hoby Darling, Volcom's Senior Vice President, Strategic Development and General Counsel, expressing interest in pursuing further discussions regarding a potential strategic transaction but no purchase price was proposed with respect to the acquisition of Volcom.

        On April 7 and 8, 2010, members of Volcom's executive management team met in person with members of the PPR executive management team at Volcom's headquarters in Costa Mesa, California to provide PPR with an overview of Volcom's business and discuss a potential strategic transaction.

        During April 2010, Grégoire Amigues, PPR's Senior Vice President of Strategy and Development, and Todd Hymel, PPR's Deputy Director of Mergers and Acquisitions, engaged in discussions with Mr. Darling regarding a potential strategic transaction. On or around April 28, 2010, Mr. Darling informed Messrs. Amigues and Hymel that Volcom intended to pursue its five-year strategic plan rather than continue talks with regard to any potential strategic transaction, and the parties agreed to stay in contact going forward.

        On July 15, 2010, Mr. Amigues sent Mr. Darling an email regarding a potential meeting between representatives of Volcom and François-Henri Pinault, PPR's Chief Executive Officer, while Mr. Pinault was visiting Southern California.

        On August 26, 2010, Mr. Pinault, Richard R. Woolcott, Volcom's Co-Founder, Chairman and Chief Executive Officer, and Jason W. Steris, Volcom's President and Chief Operating Officer, had an informal meeting in Newport Beach, California. Neither party committed to any further discussion and the parties did not have further discussions for several months.

        On December 14, 2010, Messrs. Darling, Amigues and Hymel discussed the possibility of renewing dialogue regarding a potential strategic transaction between PPR and Volcom.

        On December 16, 2010, Mr. Amigues contacted Mr. Richard Woolcott by email to discuss the possibility of entering into formal discussions regarding a potential strategic transaction with Volcom. PPR requested access to nonpublic information and the opportunity to discuss that information with members of Volcom's management team in order to submit an indication of interest regarding a potential strategic transaction with Volcom.

        On January 19, 2011, Mr. Pinault contacted Mr. Richard Woolcott to express a continuing interest in pursuing a strategic transaction with Volcom.

        On January 25, 2011, representatives of Wells Fargo Securities LLC, Volcom's financial advisor, called representatives of PPR to discuss the possibility of providing non-public information to PPR and the opportunity to discuss that information with Volcom management in order for PPR to submit an indication of interest to acquire Volcom. Representatives of PPR and Volcom had discussions regarding timing of a potential management meeting and the process for PPR to obtain certain nonpublic information from Volcom.

        On February 1, 2011, Volcom entered into a confidentiality agreement with PPR.

        On February 4, 2011, representatives of Wells Fargo Securities sent certain financial information to PPR.

        On February 8 and 9, 2011, Volcom hosted in person management presentations and due diligence sessions with PPR in Newport Beach, California. During this meeting, there were discussions regarding the financial performance of Volcom, Volcom's marketing strategy and the specific market trends by each major geographic region.

        On February 15, 2011 and February 23, 2011, representatives of Wells Fargo Securities contacted PPR to discuss additional due diligence requests and the status of due diligence review.

        On March 4, 2011, representatives of PPR contacted Wells Fargo Securities to communicate that PPR had completed its initial due diligence review and that their analysis supported a valuation of $23.00 per share.

        On March 17, 2011, representatives of Wells Fargo Securities contacted PPR to inform them that Volcom had allowed a select group of potential purchasers to proceed with due diligence and planned to conduct a process to explore a potential sale and solicit proposals from selected third parties, with the expectation that final proposals would be submitted by late April.

        On March 30, 2011, representatives of Wells Fargo Securities provided bid instructions and process guidelines by email to PPR.

        On April 1, 2011, PPR was granted access to an electronic due diligence datasite maintained by Volcom. From April 1, 2011 through the end of April, 2011, PPR conducted a due diligence investigation of Volcom.

        In early April, 2011, PPR engaged Peter J. Solomon Company as its financial advisor and Wachtell, Lipton, Rosen & Katz as its legal counsel in connection with a potential acquisition of Volcom. Both Peter J. Solomon and Wachtell Lipton were granted access to Volcom's electronic due diligence datasite and conducted due diligence on behalf of PPR.

        On April 11, 2011, Volcom made an auction draft of the merger agreement and disclosure letter available to PPR. Representatives of Wells Fargo Securities instructed PPR to submit a revised draft of the merger agreement and a bid to acquire all of the outstanding Shares of common stock of Volcom by April 21, 2011.

        On April 13, 2011, representatives of PPR met with members of Volcom's executive management team met in person at the offices of Latham & Watkins LLP, Volcom's legal counsel, in Costa Mesa, California. The discussion addressed, among other things, the strategic vision and culture of Volcom, Volcom's historical and projected 2011 financial performance, and Volcom's worldwide operations, product development strategy and sales and marketing model.

        On April 21, 2011, PPR submitted to Wells Fargo Securities a draft of the revised merger agreement together with a non-binding letter of interest to purchase all of the outstanding shares of common stock of the Company, in all cash, at a price per share of $23.00. The PPR proposal was subject to (i) the entry by Messrs. Richard Woolcott and René R. Woolcott, Co-Founder and Member of the Board of Directors of Volcom, into a share and voting agreement (a draft of which was included in the bid), pursuant to which they would agree to tender their Shares in the Offer, and (ii) Mr. Richard Woolcott's entry into a new employment arrangement with PPR.

        On April 26, 2011, representatives of Latham & Watkins distributed a draft of the revised merger agreement and disclosure letter to PPR and, subsequently, a share and voting agreement. From April 27 through the morning of May 1, 2011, Wachtell Lipton, on behalf of PPR, and Latham & Watkins, on behalf of Volcom, negotiated the terms of the merger agreement.

        On April 28, 2011, Mr. Richard Woolcott met in person in Carlsbad, California with Jochen Zeitz, Chairman of the Management Board and Chief Executive Officer of Puma AG and Chief Sustainability Officer of PPR, to discuss the possibility of working together.

        On April 29, 2011, PPR submitted a markup of the merger agreement and disclosure letter and a revised draft of the share and voting agreement with a revised offer to acquire all of Volcom's outstanding common stock, for all cash, at a price per share of $23.50. This offer was not conditioned upon Mr. Richard Woolcott's entry into a new employment agreement.

        In the afternoon (Central European Time) of May 1, 2011, representatives of Wells Fargo Securities contacted representatives of Peter J. Solomon and informed them that PPR's bid was not the highest and recommended they increase its per share offer price before the Volcom Board of Directors commenced its deliberations that day. Shortly thereafter, Peter J. Solomon contacted Wells Fargo Securities and informed representatives of Wells Fargo Securities of PPR's revised offer to acquire all of Volcom's outstanding common stock at a price of $24.50 per share.

        During the evening (Central European Time) of May 1, 2011, representatives of Wells Fargo Securities requested that PPR increase its per share offer price and to make certain revisions to the merger agreement delivered by PPR. Representatives of Peter J. Solomon informed Wells Fargo Securities that PPR was not willing to increase its bid from $24.50.

        Later in the night (Central European Time) of May 1, 2011, representatives of Latham & Watkins informed Wachtell Lipton that if PPR were willing to modify certain terms of the proposed merger agreement, the Volcom's Board of Directors was prepared to approve the merger agreement and sign it immediately. After further negotiations, Latham & Watkins and Wachtell Lipton agreed to a form of merger agreement. Shortly thereafter, representatives of Wells Fargo Securities informed representatives of Peter J. Solomon that Volcom's Board of Directors had unanimously approved the merger agreement and the transactions contemplated by the merger agreement

        The Merger Agreement and Share and Voting Agreement were executed by the parties in the morning (Central European Time) of May 2, 2011, and PPR and Volcom issued a joint press release announcing the execution of the Merger Agreement later that day.

        12.    Purpose of the Offer; Plans for Volcom; Appraisal Rights.

        Purpose of the Offer; Plans for Volcom.    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Volcom. The Offer, as the first step in the acquisition of Volcom, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Volcom not purchased pursuant to the Offer or otherwise.

        Upon the purchase of Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to elect or designate a number of directors to the Volcom Board, rounded up to the next whole number, that is equal to the product of the total number of directors on the Volcom Board (including those elected or designated by Purchaser) multiplied by the percentage of the total number of Shares then outstanding that PPR and Purchaser beneficially own in the aggregate. Upon Purchaser's request at any time following the Acceptance Time, Volcom has agreed to promptly take such actions as are reasonably necessary to enable Purchaser's designees to be so elected or designated to the Volcom Board, and to cause Purchaser's designees to be so elected or designated at such time. Purchaser currently intends, promptly after consummation of the Offer, to exercise this right and to designate officers or employees of PPR or an affiliate of PPR to serve as directors of Volcom. We expect that such representation on the Volcom Board would permit us to exert substantial influence over Volcom's conduct of its business and operations. In addition, if we accept for payment and pay for at least a majority of the outstanding Shares, we expect to merge with and into Volcom. We currently intend, as soon as possible after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of Volcom. See Section 13—"The Transaction Documents—The Merger Agreement."

        Pursuant to the Merger Agreement, following our acceptance for payment of the Shares pursuant to the Offer, we have an irrevocable option to purchase from Volcom, subject to certain limitations, up to a number of additional Shares sufficient to cause PPR and Purchaser to own one Share more than 90% of the outstanding Shares immediately following such issuance (on a fully diluted basis). We intend to exercise this option if it is exercisable and necessary in order for us to be able to effect a "short form" merger under Delaware law. See Section 13—"The Transaction Documents—The Merger Agreement—Top-Up Option."

        Under the terms of the Merger Agreement, if Purchaser acquires at least 90% of the total outstanding Shares, PPR and Purchaser will act to effect the Merger under the "short-form" merger provisions of Section 253 of the DGCL. See Section 13—"The Transaction Documents—The Merger Agreement—Short-Form Merger Procedure."

        Under the terms of the Merger Agreement, at the Effective Time, (i) the certificate of incorporation of Volcom will be amended and restated so as to read in a form attached to the Merger Agreement, and as so amended will be the certificate of incorporation of the surviving corporation in the Merger until thereafter amended in accordance with applicable law, and (ii) the bylaws of the surviving corporation in the Merger will be amended so as to read in a form attached to the Merger Agreement until thereafter amended in accordance with applicable law. See Section 13—"The Transaction Documents—Certificate of Incorporation, Bylaws, Directors and Officers."

        Based on available information, we are conducting a detailed review of Volcom and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, management and personnel, obligations to report under Section 15(d) of the Exchange Act, and the delisting of its securities from a registered national securities exchange, and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of Volcom during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Volcom's business, operations, capitalization and management with a view to optimizing development of Volcom's potential in conjunction with PPR's existing businesses. Possible changes could include changes in Volcom's business, corporate structure, charter, bylaws, capitalization, board of directors, management, indebtedness or dividend policy, and although, except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters, PPR, Purchaser and the surviving corporation in the Merger expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

        If we acquire Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to our equity ownership in Volcom, PPR and Purchaser reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

        Appraisal Rights.    No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder.

        Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Holders of Shares should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger. For the avoidance of doubt, PPR, the Purchaser and Volcom have agreed and acknowledged that, in any appraisal proceeding described herein and to the fullest extent permitted by applicable law, the fair value of the Shares subject to the appraisal proceeding will be determined in accordance with Section 262 of the DGCL without regard to the Top-Up Option (as defined below), the Top-Up Option Shares (as defined below) or any promissory note delivered by Purchaser to Volcom in payment for Top-Up Option Shares.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for a merger, unless effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

        You cannot exercise appraisal rights at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, rather, subject to the conditions to the Offer, will receive the Offer Price therefor.

        13.    The Transaction Documents.

        The Merger Agreement.    The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as Exhibit (d)(1) to the Schedule TO, which you may examine and copy as set forth in Section 8—"Certain Information Concerning Volcom" above. You are encouraged to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Volcom or PPR in any public reports filed with the SEC. In particular, the Merger Agreement and this summary of terms are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Volcom or PPR. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which Purchaser may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties, rather than establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders.

        The Offer.    The Merger Agreement provides for the making of the Offer by Purchaser as promptly as practicable, but in no event later than May 11, 2011; provided, however, that if Volcom is not ready to file its Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule 14D-9") on the same date as the commencement of the Offer by such deadline, then such deadline shall automatically be extended until such date as Volcom is ready to file the Schedule 14D-9. The Merger Agreement provides that each Volcom stockholder who tenders Shares in the Offer will receive $24.50 for each Share tendered, net to the stockholder in cash, without interest thereon and less any applicable withholding taxes. Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the Antitrust Condition, and the satisfaction of the other conditions set forth in Section 15—"Conditions to the Offer." PPR and Purchaser expressly reserved the right to increase the Offer Price or to make certain other changes to the terms and conditions of the Offer, and to waive, in whole or in part, some of the conditions to the Offer without the consent of Volcom. We cannot, however, waive the Minimum Condition without the consent of Volcom. Purchaser has agreed that, without the prior written consent of Volcom, it will not:

  •
  decrease the Offer Price;

  •
  change the form of consideration payable in the Offer;

  •
  reduce the number of Shares to be purchased in the Offer;

  •
  make any changes to or otherwise amend or modify any of the conditions to the Offer, or impose conditions to the Offer that are different from or in addition to the conditions to the Offer set forth in Section 15—"Conditions to the Offer";

  •
  amend or waive the Minimum Condition;

  •
  make any changes to or otherwise amend or modify any of the terms of the Offer in a manner that is, or could reasonably be expected to be, adverse in any respect to the holders of Shares; or

  •
  extend or otherwise change the Expiration Time in a manner other than pursuant to and in accordance with the Merger Agreement.

        Extensions of the Offer.    Purchaser will (i) extend the Offer for any period required by any applicable law, any interpretation or position of the SEC, the staff thereof or by Nasdaq and (ii) if any condition to the Offer is not satisfied or, in PPR's sole discretion, waived at any scheduled Expiration Time, extend the Expiration Time for an additional period or successive periods of up to 10 business days each until all of the conditions are satisfied or waived; provided that Purchaser will not be required to (although Purchaser may) extend the Offer beyond the date that is 40 business days after the satisfaction of the Antitrust Condition, which date may be no earlier than September 30, 2011 and no later than December 31, 2011.

        The Merger Agreement obligates Purchaser, subject to applicable securities laws and the satisfaction of the conditions set forth in Section 15—"Conditions to the Offer," to accept for payment and pay for, promptly after the Expiration Time, all Shares validly tendered and not withdrawn pursuant to the Offer.

        Subsequent Offering Period.    The Merger Agreement provides that, if necessary or desirable to obtain sufficient Shares (without regard to the exercise of the Top-Up Option) to reach the Short-Form Threshold, Purchaser will provide for a Subsequent Offering Period (and one or more extensions thereof) of up to 20 business days, as determined by Purchaser in consultation with Volcom, in accordance with Rule 14d-11 under the Exchange Act.

        Directors.    The Merger Agreement provides that upon the Acceptance Time, Purchaser will be entitled to elect or designate a number of directors, rounded up to the next whole number, to the Volcom Board that equals the product of (i) the total number of directors on the Volcom Board (giving effect to the directors elected or designated by Purchaser pursuant) and (ii) the percentage that the aggregate number of Shares beneficially owned by PPR and Purchaser bears to the total number of Shares then outstanding. Volcom is required under the Merger Agreement, upon Purchaser's request, to promptly take such actions as are reasonably necessary to enable Purchaser's designees to be elected to the Volcom Board, including by filling vacancies or newly created directorships on the Volcom Board, increasing the size of the Volcom Board (and amending Volcom's bylaws if necessary so as to increase the size of the Volcom Board) and/or requesting and accepting the resignations of incumbent directors of Volcom. Following the Acceptance Time, Volcom will also, upon Purchaser's request, cause individuals elected or designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Volcom Board of (a) each committee of the Volcom Board, (b) each board of directors (or similar body) of each subsidiary of Volcom and (c) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the listing standards of Nasdaq.

        Following the election or appointment of Purchaser's designees and until the Effective Time, Volcom will cause the Volcom Board to maintain 3 directors who were members of the Volcom Board on the date of the Merger Agreement, (i) each of whom must be "independent" for purposes of Rule 10A-3 of the Exchange Act and also eligible to serve on Volcom's audit committee under the Exchange Act and Nasdaq rules and (ii) at least one of whom must be an "audit committee financial expert" as defined in Regulation S-K and the instructions thereto (the "Continuing Directors"). If, following the Acceptance Time but prior to the Effective Time, Purchaser's designees constitute a majority of the Volcom Board, then the affirmative vote of a majority of the Continuing Directors will be required to authorize:

  •
  any amendment or termination of the Merger Agreement;

  •
  any extension of time for performance, or any waiver, of any of the obligations or other acts of PPR or Purchaser under the Merger Agreement, if such action would adversely affect the holders of Shares (other than PPR or Purchaser);

  •
  any exercise or waiver of Volcom's rights, benefits or remedies under the Merger Agreement, if such action would adversely affect the holders of Shares (other than PPR or Purchaser);

  •
  except as otherwise provided in the Merger Agreement, amend Volcom's organizational documents in a manner that would reasonably be expected to adversely affect the holders of Shares (other than PPR or Purchaser); or

  •
  any other action or any other determination of the Volcom Board under or in connection with the Merger Agreement if such action would reasonably be expected to adversely affect the holders of Shares (other than PPR or Purchaser).

        Top-Up Option.    As part of the Merger Agreement, Volcom granted to Purchaser an irrevocable option (the "Top-Up Option") to purchase from Volcom, at a price per share equal to the Offer Price, an aggregate number of newly issued Shares (the "Top-Up Option Shares") that, when added to the number of Shares owned by PPR and Purchaser at the time of exercise of the Top-Up Option, results in PPR and Purchaser owning one Share more than 90% of the total number of Shares then outstanding (on a fully diluted basis and after giving effect to the issuance of the Top-Up Option Shares). The Top-Up Option will not be exercisable to the extent (i) the Short-Form Threshold would not be reached immediately after exercise and issuance of Shares pursuant to the Top-Up Option, (ii) the number of Top-Up Option Shares would exceed the number of Volcom's authorized and unissued shares of common stock (excluding any shares that, although unissued, are reserved or committed for issuance and including treasury shares) or (iii) any provision of applicable law, order, injunction or other legal impediment prohibits exercise of the Top-Up option or issuance of the Top-Up Option Shares. The Top-Up Option may be exercised on one or more occasions, in whole or in part, after the Acceptance Time and prior to the earlier to occur of (i) the fifth business day following the later of (a) the Expiration Time and (b) the expiration of any Subsequent Offering Period and (ii) termination of the Merger Agreement. At PPR's election, the Purchaser may pay for the Top-Up Option Shares either (i) entirely in cash or (ii) by paying in cash an amount equal to not less than the aggregate par value of the Top-Up Option Shares and paying the remaining balance with a promissory note that (a) is full recourse against PPR and Purchaser, (b) bears an annual interest rate equal to the prime lending rate at the time the note is paid as published by The Wall Street Journal, (c) is secured by the Top-Up Option Shares, (iv) matures one year after its execution and delivery and (d) may be prepaid, in whole or in part, without premium, penalty or prior notice.

        The Merger.    The Merger Agreement provides that, at the Effective Time, Purchaser will be merged with and into Volcom. Following the Merger, the separate existence of Purchaser will cease, and Volcom will continue as the surviving corporation and a direct or indirect wholly owned subsidiary of PPR and will continue to be governed by the DGCL.

        Under the terms of the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive a cash amount equal to the Offer Price, without interest (the "Merger Consideration"). Notwithstanding the foregoing, the Merger Consideration will not be payable in respect of (i) Shares owned by Volcom, (ii) Shares owned by PPR or Purchaser and (iii) Dissenting Shares (as defined below). Each Share held by Volcom, PPR, or Purchaser immediately prior to the Effective Time will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

        Shares that are issued and outstanding immediately prior to the Effective Time and held by a stockholder (if any) who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand, and who properly demands, appraisal for such Shares in accordance with Section 262 of the DGCL ("Dissenting Shares") will not be converted into, or represent the right to receive, the Merger Consideration. Instead, such stockholders will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. However, all Dissenting Shares held by stockholders who have failed to perfect or who have otherwise waived, withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 of the DGCL will no longer be Dissenting Shares entitled to appraisal and will be deemed to have been converted into, and to have become exchangeable solely for, as of the Effective Time, the Merger Consideration. Stockholders who tender their Shares in the Offer will not be entitled to exercise appraisal rights with respect to such Shares, but rather, subject to the conditions to the Offer, will receive the Offer Price. See Section 12—"Purpose of the Offer; Plans for Volcom; Appraisal Rights—Appraisal Rights."

        Short-Form Merger Procedure.    Section 253 of the DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without the action of the other stockholders of the subsidiary. Under the terms of the Merger Agreement, if PPR and Purchaser hold, in the aggregate, a number of Shares equal to or greater than the Short-Form Threshold, then Volcom, PPR and Purchaser will cause the Merger to become effective promptly, without a meeting of the stockholders of Volcom, in accordance with Section 253 of the DGCL.

        Vote Required to Approve Merger; Stockholders Meeting.    If the Short-Form Threshold is not met, then under the DGCL, the affirmative vote of the holders of at least a majority of the outstanding

Shares is required to adopt the Merger Agreement. The Merger Agreement provides that if Volcom stockholder adoption is required, Volcom will:

  •
  as promptly as practicable following the Acceptance Time, prepare and file with the SEC a proxy statement relating to the Special Meeting (as defined below), which will include the recommendation of the Volcom Board that the stockholders vote in favor of adopting the Merger Agreement;

  •
  use reasonable best efforts to cause the proxy statement to be cleared by the staff of the SEC and thereafter mailed to Volcom stockholders; and

  •
  as promptly as reasonably practicable following the Acceptance Time, take all action necessary in accordance with the DGCL and Volcom's organizational documents to duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting").

        If the Minimum Condition is satisfied and Purchaser accepts for payment Shares tendered pursuant to the Offer, Purchaser will have sufficient voting power to adopt the Merger Agreement at a meeting of the stockholders of Volcom without the affirmative vote of any other Volcom stockholder. Under the terms of the Merger Agreement, PPR has agreed to vote, or cause to be voted, all of the Shares then owned by it, Purchaser and any of their respective subsidiaries, in favor of adoption of the Merger Agreement.

  Treatment of Company Stock Options and Restricted Shares.

        Treatment of Options.    The Merger Agreement provides that all outstanding, unvested and unexercised options to purchase shares of Volcom common stock under any equity award plan of Volcom, including the Amended and Restated 2005 Incentive Award Plan (the "Options") will become immediately vested and exercisable in full as of immediately before the Effective Time. Any Options that are outstanding and unexercised as of immediately before the Effective Time will be cancelled and each holder of any such cancelled Option will be entitled to receive for each share subject to each Option a cash payment equal to the product of (1) the total number of Shares subject to such Option, multiplied by (2) the excess of the Merger Consideration over the exercise price per Share subject to such Option, without interest and less any applicable tax withholding. Such consideration will be payable by the surviving corporation as soon as practicable after the Effective Time.

        Treatment of Restricted Shares.    Under the terms of the Merger Agreement, immediately prior to the Effective Time, all outstanding shares of restricted stock (the "Restricted Shares") under any equity award plan of Volcom, including the Amended and Restated 2005 Incentive Award Plan, will become immediately vested and all restrictions on such Restricted Shares will lapse. Each Restricted Share will be cancelled and its holder will be entitled to receive the Merger Consideration for each cancelled Restricted Share, without interest and less any applicable withholding tax. Such consideration will be payable by the surviving corporation as soon as practicable after the Effective Time.

        Certificate of Incorporation, Bylaws, Directors and Officers.    At the Effective Time, (i) the certificate of incorporation of Volcom will be amended and restated so as to read in a form attached to the Merger Agreement, and such amended certificate of incorporation will become the certificate of incorporation of the surviving corporation in the Merger until thereafter amended and (ii) the bylaws of the surviving corporation in the Merger will be amended so as to read in a form attached to the Merger Agreement until thereafter amended. From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the surviving corporation in the Merger and (b) the officers of Volcom immediately prior to the Effective Time will be the initial officers of the surviving corporation in the Merger.

        Representations and Warranties.    In the Merger Agreement, Volcom has made customary representations and warranties to PPR and Purchaser, including representations relating to its corporate existence and power, subsidiaries, capitalization, corporate authorization, board approvals, governmental authorization, non-contravention, SEC filings and financial statements, the Sarbanes-Oxley Act of 2002, the absence of certain changes, the absence of undisclosed material liabilities, employee benefit plans and ERISA, labor matters, taxes, material contracts, real property, environmental matters, intellectual property, absence of litigation, compliance with laws, permits, regulatory compliance, information to be included in the Proxy Statement, the Schedule 14D-9 and other documents to be filed in connection with the transactions contemplated by the Merger Agreement, the opinion of its financial advisor, insurance, related party transactions, finders' fees, takeover statutes, and the absence of any additional representations to PPR or Purchaser. PPR and Purchaser have made customary representations and warranties to Volcom with respect to, among other matters, their corporate existence and power, corporate authorization, governmental authorization, non-contravention, absence of litigation, information to be included in the Proxy Statement, the Offer documents and other documents to be filed in connection with the transactions contemplated by the Merger Agreement, absence of qualification as an "interested stockholder" of Volcom as defined in Section 203 of the DGCL, financial ability to complete the transactions contemplated by the Merger Agreement, ownership and operations of Purchaser, finders' fees and the absence of any additional representations to Volcom.

        Operating Covenants.    Pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, if any, Volcom will, and will cause each of its subsidiaries to (unless otherwise required by applicable law, consented to in writing by PPR (which consent may not be unreasonably withheld, delayed or conditioned) or required or expressly permitted by the Merger Agreement), conduct its business in all material respects in the ordinary course consistent with past practice. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of Volcom until the earlier of the Effective Time and the termination of the Merger Agreement, if any, which provide that, unless otherwise required by applicable law, consented to in writing by PPR (which consent may not be unreasonably withheld, delayed or conditioned) or required or expressly permitted by the Merger Agreement, Volcom and each of its subsidiaries will not, among other things:

  •
  amend its certificate of incorporation, bylaws or other organizational documents;

  •
  split, combine, subdivide, reclassify or otherwise amend the terms of any shares of its capital stock or other securities of Volcom;

  •
  declare, set aside or pay any dividend or other distribution with respects to the capital stock of Volcom or of its subsidiaries;

  •
  redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, or encumber, directly or indirectly, certain options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments relating to the equity interests in Volcom and its subsidiaries, with specified exceptions;

  •
  issue, sell, pledge, deliver, transfer, dispose of or encumber any Volcom securities, with specified exceptions;

  •
  acquire or make any offer or agreement to acquire equity interests in or any business, division or assets of a third party for consideration exceeding $1,000,000 in the aggregate;

  •
  transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any of Volcom's material assets or intellectual property, other than non-exclusive licenses entered into in the ordinary course of business and not material to Volcom and factoring of accounts receivable in the ordinary course of business consistent with past practice;

  •
  except with respect to loans between Volcom and/or its wholly owned subsidiaries (i) incur, assume or modify the terms of any debt or issue any debt securities, except for borrowings under Volcom's existing revolving credit facility in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible for the material obligations of any other person for borrowed money; (iii) make any loans, advances or capital contributions to, or investments in, any other person that is not an affiliate of Volcom in a material amount; (iv) cancel any material debt or waive any claims or rights of substantial value; (v) pay, discharge or satisfy any liabilities or obligations other than in the ordinary course of business; or (vi) vary its payment, collection or inventory practices in any material respect from its past practices;

  •
  except as required by the terms of any of Volcom's benefit plans or applicable law in effect on the date of the Merger Agreement, (i) increase the compensation or benefits to employees, officers, consultants, independent contractors, directors or other service providers of Volcom or Volcom's subsidiaries, other than annual base salary increases not in excess of 3% per individual, in the ordinary course of business consistent with past practice and made at the usual time, to employees who are not officers or directors; (ii) grant any employees, officers, consultants, independent contractors, directors or other service providers of Volcom or Volcom's subsidiaries any increase in severance or termination pay, except pursuant to Volcom's severance policy in effect immediately prior to the date of the Merger Agreement; (iii) enter into, become a party to, establish, amend, terminate or commit to adopting any benefit plan, with specified exceptions; (iv) establish, adopt or enter into any collective bargaining agreement; (v) accelerate any rights or benefits, or make any material determinations, under any benefit plan; (vi) hire, promote or discharge any employee with a base salary of $150,000 or more; (vii) cause the funding of any rabbi trust or similar arrangement or take any action to fund; provided that Volcom and Volcom's subsidiaries will be permitted to provide newly hired or promoted employees (other than those with a base salary of $150,000 or more) with compensation and benefits in the ordinary course and consistent with past practice;

  •
  incur any capital expenditures in excess of $1,000,000 in the aggregate (except those contemplated in Volcom's capital expenditures budget);

  •
  enter into, renew, modify or amend any agreement that restricts Volcom or its subsidiaries from engaging in competing in any line of business in any geographic area material to the business operations of Volcom or PPR, other than the automatic renewal of such agreements that involve annual expenditures of less than $500,000;

  •
  change its accounting methods, unless required by GAAP, applicable laws or any government entity;

  •
  make any material tax election other than in the ordinary course of business or change or rescind any material tax election;

  •
  file any amended tax return with respect to any material tax or change any annual tax accounting period;

  •
  adopt any tax accounting method other than in the ordinary course of business or change any tax accounting method;

  •
  enter into any settlement of any material tax liability, agree to any adjustment of any material tax attribute or surrender any right or claim to a material tax refund;

  •
  enter into any closing agreement relating to any material tax liability that could bind Volcom or any of its subsidiaries after the closing date;

  •
  give or request any waiver or extension of a statute of limitations with respect to a material tax return;

  •
  waive, release, settle or compromise any material claim or material litigation, unless such settlement only involves payment of monetary damages not in excess of $250,000 in the aggregate, provides for complete release of all claims and does not involve the imposition of material injunctive relief against or any admission of liability by Volcom or its subsidiaries;

  •
  enter into, renew, terminate, materially modify, waive any material provision of or assign any rights or claims under a material contract, except for the automatic renewal of any such agreement that involves annual expenditures of less than $500,000;

  •
  adopt a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization of Volcom or its subsidiaries (other than the Merger);

  •
  fail to pay any required maintenance or similar fees to maintain Volcom's intellectual property, other than for non-material intellectual property rights in the ordinary course of business consistent with past practice; or

  •
  enter into any agreement, contract, commitment or arrangement to do, or authorize, any of the foregoing.

        Access to Information.    From the date of the Merger Agreement until the Effective Time or the date, if any, on which the Merger Agreement is terminated, Volcom and its subsidiaries will, upon reasonable notice, provide to PPR and Purchaser and their respective officers and a reasonable number of their employees and authorized representatives reasonable access during normal business hours to agreements, books, records, analysis, data, regulatory materials, projections, reports, plans, tax returns, reports, systems, senior management, commitments, offices and other facilities and properties of Volcom.

        No Solicitation.    In the Merger Agreement, Volcom has agreed that neither it nor any of its subsidiaries nor any of its or their directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives ("Representatives") will, directly or indirectly:

  •
  solicit, initiate or knowingly facilitate or encourage the submission of any Competing Proposal (as defined below) or any inquiries or offers with respect to any Competing Proposal;

  •
  initiate or participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, or otherwise cooperate in any way with, any Competing Proposal; or

  •
  engage in discussions with any person with respect to any Competing Proposal.

        Pursuant to the terms of the Merger Agreement and except as otherwise expressly provided by the terms of the Merger Agreement, the Volcom Board will not (i) approve or recommend, or propose publicly to approve or recommend, any Competing Proposal, (ii) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to PPR or Purchaser, or otherwise make any statement or proposal inconsistent with, the Volcom Board Recommendation, (iii) approve, recommend, authorize, agree to, accept or enter into any binding or non-binding letter of intent or similar document, arrangement, agreement or commitment related to any actual or proposed Competing Proposal or (iv) resolve, propose or agree to do any of the foregoing (any action or failure to act relating to any of the above, a "Change of Recommendation").

        Under the Merger Agreement, Volcom is obligated to take the following actions, and to cause each of its subsidiaries and its and their Representatives to take the following actions: (i) immediately cease and cause to be terminated any existing discussions, negotiations or communications with any person conducted prior to the date of the Merger Agreement or that might be ongoing with respect to, or that might reasonably be expected to lead to, any Competing Proposal, (ii) obtain the prompt return or destruction of all information previously furnished to any such person or its Representatives and written certification of such return or destruction and (iii) take such action as is necessary to enforce any confidentiality or "standstill" provisions or provisions of similar effect to which Volcom or a subsidiary of Volcom is a party or of which it is a beneficiary.

        Notwithstanding the above, if Volcom receives prior to the Acceptance Time an unsolicited written Competing Proposal that did not result from a willful breach of the provisions of the Merger Agreement described in this section entitled "—No Solicitation," Volcom may, to the extent the Volcom Board determines in good faith after consultation with outside legal and financial advisors that the Competing Proposal constitutes or could reasonably be expected to result, after the taking of any of the actions referred to in either of clauses (i) or (ii) below, in a Superior Proposal (i) furnish nonpublic information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, Volcom receives from the third party an executed confidentiality agreement containing terms at least as favorable to Volcom as those contained in the confidentiality agreement with PPR and (ii) engage in discussions or negotiations with the third party with respect to the Competing Proposal. However, if Volcom takes or determines to take either of the actions described above, it must, as promptly as reasonably practicable, provide written notice to PPR of the Volcom Board's determination and, simultaneously with providing any material non-public information concerning Volcom to such third party or as promptly as practicable thereafter, provide to PPR the same information. Further, if Volcom receives any Competing Proposal or any inquiry from a person seeking to have discussions or negotiations relating to a Competing Proposal, Volcom must notify PPR and Purchaser promptly (and in no event later than 48 hours) after receipt. Such notice, made orally and confirmed in writing, must indicate all material terms and conditions of any such inquiries, proposals or offers. Volcom also must keep PPR and Purchaser promptly informed of any material changes to the terms or conditions of any such Competing Proposal.

        Notwithstanding the limitations set forth above, if the Volcom Board may, prior to Acceptance Time:

  •
  make a Change in Recommendation in response to an unforeseen effect (other than an effect relating to or arising out of a Competing Proposal) that occurred or arose after the date of the Merger Agreement and was not known to Volcom at the time of the Merger Agreement, provided that the Volcom Board has determined in good faith after consultation with its outside legal advisors that failure to make a Change in Recommendation would be inconsistent with its fiduciary duties;

  •
  make a Change in Recommendation or terminate the Merger Agreement in response to a Competing Proposal that did not result from a breach of the provisions of the Merger Agreement described in this section entitled "—No Solicitation," provided that the Volcom Board has determined in good faith after consultation with its outside legal and financial advisors that the Competing Proposal constitutes a Superior Proposal, and provided further that (i) Volcom complied in all material respects with its non-solicitation obligations under the Merger Agreement, (ii) Volcom gave PPR and Purchaser prompt (and in any event within 48 hours) written notice of such Superior Proposal (including material revisions to an existing Superior Proposal), including the details and conditions of the proposal, the identity of the person making such proposal, and a written copy of the proposal and (ii) Volcom gave PPR and the Purchaser 4 business days after providing notice (or 2 business days following the revision of an existing Superior Proposal) to revise the terms of the Merger Agreement or to make any other proposals, and despite any such revisions or proposals, the Volcom Board determined in good faith after consultation with its outside advisors that the Competing Proposal remained a Superior Proposal.

        "Competing Proposal" means any proposal or offer made by a person or group (other than a proposal or offer by PPR or its subsidiaries) at any time which is structured to permit or would result in such person or group acquiring beneficial ownership of at least 20% of the total outstanding voting securities of Volcom or of the assets or businesses of, Volcom and its subsidiaries, taken as a whole, (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Offer and the Merger.

        "Superior Proposal" means a written Competing Proposal for or in respect of at least a majority of the outstanding shares of common stock or the assets of Volcom and its subsidiaries taken as a whole, made by any person on terms that the Volcom Board determines in good faith, after consultation with Volcom's outside financial and legal advisors, and considering such factors as the Volcom Board considers to be appropriate are more favorable to Volcom and its stockholders than the transactions contemplated by the Merger Agreement.

        Third-Party Consents and Regulatory Approvals.    Volcom, PPR and Purchaser have agreed in the Merger Agreement to use reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable, but in no event later than December 31, 2011, (ii) obtain from any governmental entities any consents, licenses, permits, waivers, clearances, approvals, authorizations, waiting period expirations or terminations or orders required to be obtained or made by PPR, Purchaser or Volcom or any of their respective subsidiaries, and to avoid any action or proceeding by any governmental entity, including by satisfying the Antitrust Condition, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made as promptly as practicable (and with respect to the HSR Act, no later than May 16, 2011) the applications or filings required to be made by PPR, Purchaser or Volcom or any of their respective subsidiaries under or with respect to the HSR Act, any other applicable required governmental approvals or any other applicable laws in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, (iv) comply at the earliest practicable date with any request under or with respect to the HSR Act, any other required governmental approvals and any such other applicable laws for additional information, documents or other materials received by PPR or Volcom or any of their respective subsidiaries from the Federal Trade Commission or the Department of Justice or any other governmental entity in connection with such applications or filings or the transactions contemplated by the Merger Agreement and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (a) any filing under or with respect to the HSR Act, any other required governmental approvals or any such other applicable laws and (b) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such governmental entity.

        PPR and its subsidiaries have agreed to commit to any and all divestitures, licenses or hold separate or similar arrangements with respect to PPR's assets or conduct of business arrangements as a condition to obtaining any and all approvals from any governmental entity for any reason in order to satisfy the Antitrust Condition and obtain any other required governmental approval, as promptly as reasonably practicable, but in no event later than December 31, 2011, including taking any and all actions necessary in order to ensure that (i) no requirement for non-action, a waiver, consent or approval of the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice ("Antitrust Division"), any State Attorney General or other governmental entity,

(ii) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (iii) no other matter relating to any antitrust or competition law or regulation, would preclude satisfaction of the conditions set forth in Section 15—"Conditions to the Offer," by December 31, 2011. If requested by PPR, Volcom is required to divest, hold separate or otherwise take or commit to take any action with respect to its businesses, services, or assets in furtherance of actions described in this section entitled "—Third-Party Consents and Regulatory Approvals"; provided, that any such action on the part of Volcom may be conditioned upon consummation of the Merger.

        Each of Volcom and PPR will, and PPR will cause its subsidiaries to, furnish to the other all information necessary for any application or other filing to be made in connection with the transactions contemplated by the Merger Agreement. Each of Volcom and PPR will promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any governmental entity regarding any such application or filing. If Volcom, on the one hand, or PPR or Purchaser, on the other hand, intends to independently participate in any meeting with any governmental entity in respect of any such filings, investigation or other inquiry, then it must give the other reasonable prior notice of such meeting and invite Representatives of the other to participate in the meeting with the governmental entity unless prohibited by such governmental entity. In addition, Volcom, PPR and Purchaser will coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals in connection with all meetings, actions and proceedings under or relating to any such application or filing.

        Volcom and PPR (including PPR's subsidiaries) will give any notices to third parties, and use reasonable best efforts to obtain any third-party consents necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement.

        If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental entity challenging the transactions contemplated by the Merger Agreement as violative of any applicable law, each of Volcom and PPR will, and will cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated by the Merger Agreement.

        Employee Matters.    For one year after the Merger, PPR will provide to each employee of Volcom who continues to be employed by Volcom or the surviving corporation in the Merger (i) a base salary or regular hourly wage that is not less than that provided to such employee by Volcom immediately prior to the Merger, (ii) cash bonus opportunity and cash sales and service incentive opportunities not less than those provided by Volcom immediately before the Merger, (iii) employee benefits (excluding equity awards) that are, in the aggregate, substantially comparable to those provided by Volcom immediately prior to the Merger and (iv) a severance opportunity provided to such employee by Volcom immediately prior to the Merger.

        Prior employment with Volcom will, to the extent recognized by Volcom, be taken into account in determining the eligibility for participation and vesting under all employee benefit plans maintained by PPR for the benefit of the employees who continue to be employed after the Merger, except to the extent doing so would result in duplication of benefits and except with respect to any defined benefit plan. PPR has agreed to reduce any period of limitation on health benefits coverage due to pre-existing conditions under its health benefits plan by the number of days of an individual's "creditable coverage" (to the extent required by ERISA) and waive any and all eligibility waiting periods and evidence of insurability requirements to the extent waived under Volcom's benefit plans. Additionally, PPR has agreed to credit each employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the health benefit plans of Volcom prior to the Merger during the year in which the Merger occurs for the purpose of determining deductible and out-of-pocket maximums under the health benefit plans of PPR for that year.

        Indemnification and Insurance.    The Merger Agreement provides that PPR will, or will cause the surviving corporation in the Merger to, honor and fulfill in all respects the obligations of Volcom existing at or prior to the Effective Time to the fullest extent permissible under applicable law, under Volcom's organizational documents in effect on the date of the Merger Agreement or as agreed by Volcom and PPR and under any indemnification or other similar agreements in effect on the date of the Merger Agreement to the individuals covered by such documents (the "Covered Persons") arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the approval of the Merger Agreement and the transactions contemplated thereby.

        In addition, for a period of 6 years following the Effective Time, PPR will, or will cause the surviving corporation in the Merger to, (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (a) any action or omission or alleged action or omission in such Covered Person's capacity as such, or (b) the Merger Agreement and any of the transactions contemplated thereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys' fees) of any Covered Person upon receipt, to the extent required by the DGCL, of an undertaking by or on behalf of such Covered Person to repay such amount if it is ultimately determined that such Covered Person is not entitled to be indemnified. Neither PPR nor the surviving corporation in the Merger may settle, compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under the Merger Agreement unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation.

        For 6 years following the Effective Time, (x) the certificate of incorporation and bylaws of the surviving corporation in the Merger will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the certificate of incorporation and bylaws of Volcom, and (y) PPR will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Volcom (provided that PPR may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events that occurred at or before the Effective Time; provided that PPR will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the aggregate annual premiums paid as of the date of the Merger Agreement by Volcom for such insurance; provided, further, that if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of such 300% amount, PPR will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium not to exceed such 300% amount; provided, further, that if Volcom or PPR elects, by giving written notice to the other at least 5 business days prior to the Effective Time, then, in lieu of the foregoing insurance, Volcom or PPR will purchase a directors' and officers' liability insurance "tail" or "runoff" insurance program for a period of six years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (which coverage will have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under Volcom's existing directors' and officers' liability policy, and in all other respects shall be comparable to such existing coverage).

        Offer Documents.    Subject to the terms and conditions provided in the Merger Agreement, each of PPR, Purchaser and Volcom has agreed to promptly correct any information provided by it for inclusion in the Schedule TO and the other Offer documents or the Schedule 14D-9 if such information has become false or misleading in any material respect or as otherwise required by applicable law. PPR and Purchaser also agreed with respect to the Schedule TO and the Offer documents, and Volcom also agreed with respect to the Schedule 14D-9, to take all steps necessary to cause the Schedule TO and the other Offer documents, or the Schedule 14D-9, as applicable, as so corrected, to be filed with the SEC and disseminated to the Volcom stockholders, in each case to the extent required by the Exchange Act. PPR and Purchaser, on the one hand, and Volcom, on the other hand, agreed to give the other and its counsel reasonable opportunity to review the Schedule TO and the other Offer documents, or the Schedule 14D-9, as applicable, before such documents are filed with the SEC, and to give due consideration to all the reasonable additions, deletions or changes suggested thereto by the other and its counsel. In addition, PPR and Purchaser, on the one hand, and Volcom, on the other hand, agreed to promptly provide the other and its counsel with copies of any written comments, and to inform the other of any oral comments, that it may receive from time to time from the SEC or its staff, and to give the other and its counsel a reasonable opportunity to participate in the response to those comments.

        Conditions to the Offer.    See Section 15—"Conditions to the Offer."

        Conditions to the Merger.    The obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions (any of which may be waived in whole or in part by PPR, Purchaser and Volcom, as the case may be, to the extent permitted by applicable law):

  •
  to the extent required by the DGCL, the Merger Agreement must have been adopted by the vote of the holders of outstanding shares of Volcom common stock, voting together as a single class, representing at least a majority of all votes entitled to be cast thereupon by holders of the outstanding Volcom common stock;

  •
  there must not have been any law enacted or promulgated by any governmental entity of competent jurisdiction that prohibits the consummation of the Merger, and there must not have been any order or injunction of a court of competent jurisdiction in effect prohibiting or making illegal the consummation of the Merger;

  •
  Purchaser must have accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer (including pursuant to any Subsequent Offering Period provided by Purchaser pursuant to the Merger Agreement); and

  •
  the Merger Agreement must not have been terminated in accordance with its terms.

        Termination.    The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time (except as otherwise provided below, whether before or after any approval of the Merger Agreement by the stockholders of Volcom):

          (i)    by mutual written consent of Volcom and PPR at any time prior to the Acceptance Time;

          (ii)   by either PPR or Volcom, prior to the purchase of any Shares pursuant to the Offer, if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach (a) in the case of a breach by Volcom would result in any of the conditions described in Section 15—"Conditions to the Offer" not being satisfied at the time of such breach and (b) in the case of a breach by PPR or Purchaser would reasonably be expected to prevent or materially impair the ability of either PPR or Purchaser to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement (in each case, if such breach is not curable, or if curable, has not been cured within 20 business days after the receipt of notice thereof from the non-defaulting party); provided, however, the Merger Agreement may not be terminated pursuant to this clause (ii) by any party if such party is then in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement;

          (iii)  by either PPR or Volcom, if the Acceptance Time has not occurred by midnight, New York City time on the Outside Date; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (iii) will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the primary cause of Purchaser's failure to accept for payment all such Shares tendered pursuant to the Offer prior to the Outside Date;

          (iv)  by PPR prior to the Acceptance Time if a Change of Recommendation has occurred;

          (v)   by Volcom prior to the Acceptance Time in order to enter into a Superior Proposal, provided that Volcom has complied in all material respects with certain of the provisions described above under "—No Solicitation," including its obligation to provide notice of a Superior Proposal and if Volcom pays the Termination Fee;

          (vi)  by Volcom if PPR or Purchaser fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as within 10 business days of the date of the Merger Agreement; provided, however, that any such termination must occur within 10 business days of such date and that Volcom may not terminate the Merger Agreement pursuant to the terms of the Merger Agreement (a) after PPR or Purchaser commences the Offer, (b) if the failure to commence the Offer is primarily caused by Volcom's breach of the Merger Agreement or (c) if a Change of Recommendation has occurred;

          (vii) by either Volcom or PPR if a governmental entity of competent jurisdiction, which is within a jurisdiction that is material to the business and operations of Volcom, has issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the acceptance of and the payment for, the Shares pursuant to the Offer, or consummation of the Merger or other transactions contemplated by the Merger Agreement; provided, however, that the party seeking to terminate the Merger Agreement pursuant to this clause (vii) must have complied with all of its obligations under the Merger Agreement as described above under "—Third-Party Consents and Regulatory Approvals," including its obligation to use reasonable best efforts to prevent the entry of and to remove such order, decree or ruling; or

          (viii)  by PPR, prior to the Acceptance Time, if a Volcom Material Adverse Effect has occurred or exists, which has not been cured or and has not ceased to exist within 30 business days after the receipt of notice thereof by Volcom from PPR.

        "Volcom Material Adverse Effect" means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate: (a) is material and adverse to the condition (financial or otherwise), business or results of operations of Volcom and its subsidiaries, taken as a whole; provided, however, that no change, effect, development, circumstance, condition, state of facts, event or occurrence resulting from the following shall be deemed to constitute a Volcom Material Adverse Effect or shall be taken into account when determining whether a Volcom Material Adverse Effect has occurred or is reasonably likely to exist pursuant to this clause (a): (i) general conditions (or changes therein) in any industry or industries in which Volcom operates, (ii) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes generally affecting financial, credit or capital market conditions (iii) any generally applicable change in law or GAAP or interpretation of any of the foregoing, (iv) any actions required to be taken, or the failure to take any action prohibited to be taken, pursuant to the terms of the Merger Agreement or at the written request or with the consent of PPR or Purchaser and any change, effect, development, circumstance, condition, state of facts, event or occurrence primarily attributable to the announcement of the Merger Agreement and the transactions (including the Offer and the Merger), including any litigation arising therefrom, and any adverse change in customer, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship, including as a result of the identity of PPR arising therefrom, (v) changes in the common stock price or the trading volume of the common stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a "Volcom Material Adverse Effect" shall be taken into account when determining whether a Volcom Material Adverse Effect has occurred), and (vi) any failure by Volcom to meet any published analyst estimates or expectations of Volcom's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Volcom to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Volcom Material Adverse Effect" shall be taken into account when determining whether a Volcom Material Adverse Effect has occurred); (vii) the outcome of any litigation, investigation or inquiry involving Volcom or its subsidiaries already disclosed to PPR and Purchaser, (viii) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Merger Agreement, and (ix) as already disclosed to PPR and Purchaser; except, with respect to clauses (i), (ii), (iii) and (viii) as has or would reasonably be expected to have a disproportionately greater adverse impact on the financial condition, business or results of operations of Volcom and its subsidiaries, taken as a whole, relative to other companies in the industries in which Volcom operates; or (b) has, or would reasonably be expected to have, a material adverse effect on or prevent the ability of Volcom to consummate the Offer, the Merger and/or the other transactions contemplated by the Merger Agreement.

        In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will terminate and there will be no liability on the part of any party to the other party, except for any liability arising out of the obligation to pay the Termination Fee, as described below under "—Termination Fee" or any material breach of any covenants or agreements set forth in the Merger Agreement prior to such termination.

  Termination Fee.

        Under the terms of the Merger Agreement, Volcom is required to pay to PPR $20 million (the "Termination Fee") under certain specified circumstances, as described below. For purposes of determining whether the Termination Fee is payable, the term "Competing Proposal" has the meaning assigned to it above, except that the reference to "at least 20%" in the definition is deemed to be a reference to "at least 50%." Volcom will pay to PPR the Termination Fee:

    •
    within 3 business days of termination if PPR terminates the Merger Agreement pursuant to clause (iv) of the section entitled "—Termination" above, and PPR and Purchaser are not in material breach of the Merger Agreement at the time of such termination;

    •
    prior to or concurrently with termination if Volcom terminates the Merger Agreement pursuant to clause (v) of the section entitled "—Termination" above;

    •
    prior to consummating a transaction with respect to a Competing Proposal or entering into an agreement providing for a Competing Proposal if PPR terminates the Merger Agreement pursuant to clause (ii) of the section entitled "—Termination" above or if Volcom or PPR terminates the Merger Agreement pursuant to clause (iii) of the section entitled "—Termination" above, and in either case, a Competing Proposal had been disclosed and not withdrawn prior to such termination, and within 6 months of such termination Volcom consummates a transaction with respect to a Competing Proposal or enters into an agreement providing for a Competing Proposal that is subsequently consummated.

        In no event will Volcom be required to pay more than one Termination Fee. PPR's right to receive payment of the Termination Fee will be its sole and exclusive remedy for the loss suffered as a result of the failure of the Merger to be consummated.

        Fees and Expenses.    All reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, except that Volcom will pay for the printing, filing and mailing of the Proxy Statement and the Schedule 14D-9, and PPR will pay for the printing, filing and mailing of the Schedule TO and any antitrust filings.

        No Third-Party Beneficiaries.    The Merger Agreement is not intended to, and does not, confer upon any other person or entity any rights or remedies thereunder, except (i) as provided in the terms and provisions of the Merger Agreement relating to directors' and officers' indemnification and insurance and (ii) the right of Volcom, on behalf of its stockholders, to pursue damages in the event of PPR's or Purchaser's breach of the Merger Agreement.

        Amendment; Waiver.    The Merger Agreement may be amended or waived by written agreement of Volcom, PPR and Purchaser (by action taken by their respective boards of directors); provided that after the receipt of the affirmative vote of the holders of at least a majority of the outstanding Shares to adopt the Merger Agreement (if required under Delaware law), if any amendment or waiver requires further approval of the Volcom stockholders, the effectiveness of the amendment or waiver will also require the approval of the Volcom stockholders. Any agreement on the part of a party or parties to the Merger Agreement to (i) extend the time for the performance of any of the obligations or other acts of the other party or parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties contained in the Merger Agreement or in any document delivered pursuant thereto and/or (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties contained in the Merger Agreement will be valid only if set forth in an instrument in writing signed by such party or parties, as applicable.

        The Confidentiality Agreement.    Volcom and PPR entered into a confidentiality agreement dated as of February 1, 2011 (the "Confidentiality Agreement"). Under the Confidentiality Agreement, PPR agreed, subject to certain exceptions, to keep non-public information concerning Volcom confidential.

        The Share and Voting Agreement.    The following summary description of the Share and Voting Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which Purchaser has included as an exhibit to this Schedule TO, which you may examine and copy as set forth in Section 8—"Certain Information Concerning Volcom" above. You are encouraged to read the full text of the Share and Voting Agreement because it is the legal document that governs the actions of the Supporting Stockholders. The Share and Voting Agreement is filed as Exhibit (d)(2) and is incorporated herein by reference.

        In connection with the execution and delivery of the Merger Agreement, PPR and Purchaser entered into a share and voting agreement, dated May 2, 2011 (the "Share and Voting Agreement"), with Richard R. Woolcott and René R. Woolcott (the "Supporting Stockholders"), each in his capacity as a stockholder of Volcom. Under the terms of the Share and Voting Agreement, each Supporting Stockholder has agreed, subject to limited exceptions:

  •
  to tender into the Offer, no later than 10 business days after the commencement of the Offer, and not withdraw, all shares of Volcom stock beneficially owned by him on the date of the Share and Voting Agreement or acquired thereafter;

  •
  to vote or caused to be voted all such shares (to the extent not purchased in the Offer): (i) in favor of adoption and approval of the Merger Agreement, including the Merger, if a vote is required under Delaware law, (ii) in favor of any other matter required to facilitate the Merger and any other transactions contemplated by the Merger Agreement, (iii) against any Competing Proposal and (iv) against any action or agreement that would be reasonably expected to impair the ability of PPR and Purchaser to complete the Offer or the Merger or would otherwise be inconsistent with, or reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement;

  •
  to irrevocably grant to PPR (and its officers and any designee) an irrevocable proxy and power of attorney, to the full extent of his voting rights with respect to his shares, to vote all his shares with respect to the above matters;

  •
  to not, directly or indirectly, sell, transfer, pledge, encumber, assign or otherwise dispose of (or enter into any agreement to do so) his shares, with specified exceptions;

  •
  to not exercise or cause to be exercised any dissenter's rights that may arise with respect to the Merger;

        The Share and Voting Agreement will terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) any reduction in the Offer Price or (iv) any change in the form of consideration payable in the Offer or the Merger. As of May 2, 2011, the Supporting Stockholders together held or had rights to acquire 3,565,697 Shares, or approximately 14.4% of the outstanding shares of Volcom common stock, calculated on a fully diluted basis.

        14.    Dividends and Distributions.

        As discussed in Section 13—"The Transaction Documents—The Merger Agreement—Operating Covenants," pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, Volcom has agreed not to (i) split, combine, subdivide, reclassify or otherwise amend the terms of any shares of its capital stock or other securities; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the capital stock of Volcom or its subsidiaries; (iii) subject to certain exceptions, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, or encumber, directly or indirectly, certain options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments relating to the equity interests in Volcom and its subsidiaries; or (iv) subject to certain exceptions, issue, sell, pledge, deliver, transfer, dispose or encumber any Volcom securities.

        15.    Conditions to the Offer.

        Pursuant to the Merger Agreement, Purchaser is not required to accept for payment or pay for any Shares if:

          (i)    at any then-scheduled expiration of the Offer (a) the Minimum Condition is not satisfied or (b) the Antitrust Condition is not satisfied; or

          (ii)   any of the following conditions exist or has occurred and is continuing at the then-scheduled expiration of the Offer:

            (a)   any governmental entity of competent jurisdiction, which is within a jurisdiction that is material to the business and operations of Volcom, has issued an order, decree, injunction or ruling or taken any other action temporarily, preliminarily or permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, provided that PPR and Purchaser used their reasonable best efforts to prevent the entry of and oppose any such order, decree, injunction, ruling or other action, and to have such order, decree, injunction, ruling, or other action removed, vacated or made inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and to have such order, decree, injunction, ruling, or other action removed, vacated or made inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement, and complied with all of their obligations described above in the section entitled "Third-Party Consents and Regulatory Approvals";

            (b)   there has been any statute, rule, regulation, or legislation promulgated or deemed applicable to the Offer, the Merger or the other transactions contemplated by the Merger Agreement by any governmental entity with appropriate jurisdiction (that is within a jurisdiction that is material to the business and operations of Volcom), which prevents, restrains or prohibits the making of the Offer, the acceptance for payment of any Shares by PPR, Purchaser or any other affiliate of PPR, the consummation of the Merger, PPR or Purchaser's full rights of ownership and voting of the Shares or PPR or Purchaser's ownership or operation of Volcom, other than any applicable waiting or review periods (or extensions thereof) under the HSR Act or any other antitrust or competition law or regulation and the pendency or nonreceipt of any required governmental approvals;

            (c)   (x) the representations and warranties of Volcom set forth in the Merger Agreement relating to its capitalization and outstanding equity awards are not true and correct in all material respects, (y) the representations and warranties of Volcom set forth in the Merger Agreement relating to its organization, its authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, to its board approvals and to the absence of any brokers' fee, (I) which are qualified by "Volcom Material Adverse Effect" or "materiality" are not true and correct in all respects or (II) which are not so qualified shall not be true and correct in all material respects, or (z) any other representation or warranty of Volcom contained in the Merger Agreement (without giving effect to any references to any "Company Material Adverse Effect" or "materiality" qualifications or similar qualifications) are not true and correct in any respect as of the date of the Merger Agreement and as of the scheduled Expiration Time with the same effect as though made as of the then scheduled Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such date), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be so true or correct, a Volcom Material Adverse Effect;

            (d)   any Volcom Material Adverse Effect has occurred or exists following the execution and delivery of the Merger Agreement and is continuing;

            (e)   Volcom has breached or failed to, in any material respect, perform or to comply in any material respect with any agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure has not been cured; or

            (f)    the Merger Agreement has been terminated in accordance with its terms.

        The foregoing conditions are for the benefit of PPR and Purchaser and may be asserted by PPR or Purchaser regardless of the circumstances giving rise to any such conditions and, subject to the terms of the Merger Agreement, may be waived by PPR or Purchaser (other than the Minimum Condition with respect to which such waiver will only be effective with the written agreement of Volcom) in whole or in part at any time and from time to time in its reasonable discretion, in each case, subject to the terms of the Merger Agreement and applicable law prior to the Expiration Time. The failure by PPR or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

        16.    Certain Legal Matters; Regulatory Approvals.

        General.    On May 4, 2011, a putative class action lawsuit captioned Greenwood v. Volcom, Inc., et al., was filed in the Orange County Superior Court. The complaint names as defendants the members the Volcom Board, as well as the Volcom, PPR and Purchaser. The plaintiff alleges that Volcom's directors breached their fiduciary duties to Volcom stockholders in connection with the Offer and the Merger and further claims that Volcom, PPR and Purchaser aided and abetted those alleged breaches of fiduciary duty. The complaint alleges that the Offer and the Merger involve an unfair price, an inadequate sales process and that defendants agreed to the transactions to benefit themselves personally. The complaint seeks injunctive relief, including to enjoin the Offer and the Merger, imposition of a constructive trust and an award of attorneys' and other fees and costs, in addition to other relief. The defendants believe the plaintiff's allegations lack merit and will contest them vigorously.

        Except as otherwise set forth in this Offer to Purchase, based on our examination of publicly available information filed by Volcom with the SEC and other publicly available information concerning Volcom, we are not aware of any governmental license or regulatory permit that appears to be material to Volcom's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described under—"Antitrust Compliance," there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Volcom's business or certain parts of Volcom's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in Section 15—"Conditions to the Offer."

        State Takeover Laws.    A number of states (including Delaware) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. Volcom, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Volcom is incorporated in Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an "interested stockholder" (including a person that has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Volcom Board has represented that it has approved the Merger Agreement and the transactions contemplated by the Merger Agreement as required to render Section 203 of the DGCL inapplicable to the Offer and the Merger. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws except as described herein. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws.

        In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—"Conditions to the Offer."

        Antitrust Compliance.    Under the HSR Act and the rules that have been promulgated thereunder, certain acquisitions of voting securities or assets may not be consummated unless Premerger Notification and Report Forms have been filed with the Antitrust Division and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements and may not be completed until the expiration of the waiting period, discussed below, following the filing by PPR, as the ultimate parent entity of the Purchaser, of a Premerger Notification and Report Form.

        PPR intends to file a Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act with the Antitrust Division and the FTC in accordance with the terms of the Merger

Agreement. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m. on the 15th calendar day from the time of the filing of the PPR Notification and Report Form (unless earlier terminated by the FTC). The Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from PPR. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, 10 calendar days after we substantially comply with such request. Thereafter, such waiting period can be extended only by court order or with PPR's consent. Although Volcom is required to file a Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act with the Antitrust Division and the FTC in connection with the Offer, neither Volcom's failure to make that filing nor a request for additional information or documentary material issued to Volcom by the Antitrust Division or the FTC will extend the waiting period with respect to the purchase of Shares pursuant to the Offer. If either 15-day or 10-day waiting period expires on a Saturday, Sunday or legal public holiday, then the period is extended until 11:59 p.m. the next day that is not a Saturday, Sunday or legal public holiday. PPR intends to make a request pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

        The Antitrust Division and the FTC routinely evaluate the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, such as seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of some of our or Volcom's assets. Private parties and state attorneys general may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result will be.

        Under the merger control rules of jurisdictions outside the United States where PPR or Volcom and their respective subsidiaries conduct business, filings may be required or may be desirable, and it may be necessary to observe waiting periods prior to consummation of the transaction. Under the terms of the Merger Agreement, PPR has agreed to make such filings and obtain such governmental entity approvals as are required in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby. The satisfaction of these requirements is a condition to the closing the Offer. Any such filings must be made by PPR as soon as reasonably practicable. The period for review of the transaction will vary from jurisdiction to jurisdiction and may be affected by a variety of factors. The review powers vested in foreign competition authorities include the ability to challenge the legality of the transaction on the basis of its effects on competition or otherwise on the public interest. At any time before (and in some cases after) consummation of the transaction, foreign competition authorities may seek to enjoin the purchase of Shares pursuant to the Offer, or seek divestiture of the Shares so acquired, or seek divestiture of PPR or Volcom assets. There can be no assurance that a challenge to the Offer under foreign merger control rules will not be made, or, if such a challenge is made, what the result will be. See Section 15—"Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to certain governmental actions, Section 13—"The Transaction Documents—The Merger Agreement—Termination" for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions and Section 13—"The Transaction Documents—The Merger Agreement—Third-Party Consents and Regulatory Approvals" with respect to certain obligations of the parties related to obtaining regulatory, including antitrust, approvals. Purchaser will (i) if any condition to the Offer, including the Antitrust Condition, is not satisfied or waived at any scheduled Expiration Time, extend the Expiration Time for an additional period or successive periods of up to 10 business days each until all of the conditions are satisfied or waived and, (ii) will extend the Offer for any period required by any applicable law, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; provided that Purchaser will not be required to (although Purchaser may) extend the Offer beyond the Outside Date (which will be no earlier than September 30, 2011 and no later than December 31, 2011).

        Other Approvals.    PPR and Volcom own property and conduct business in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares in the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions, in addition to any such required under applicable merger control rules of such jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on the operations conducted by the surviving corporation in the Merger in those countries and jurisdictions as a result of the acquisition of the Shares in the Offer. If approvals or consents are required in such countries and jurisdictions, the parties have made or intend to make the appropriate filings and applications in the applicable jurisdictions.

        17.    Fees and Expenses.

        Peter J. Solomon Company is acting as financial advisor to PPR and also as Dealer Manager for the Offer and the Merger. Peter J. Solomon Company will not be entitled to any compensation from PPR or Purchaser for acting as the Dealer Manager. We or PPR will pay Peter J. Solomon Company a customary fee payable upon completion of the Offer and the Merger for its services as financial advisor. In addition, we and PPR have agreed to indemnify Peter J. Solomon Company and related parties against certain liabilities and expenses in connection with Peter J. Solomon Company's engagement, including certain liabilities under the United States federal securities laws related to or arising out of Peter J. Solomon Company's engagement. In the ordinary course of its trading, brokerage, investment management, and financing activities, Peter J. Solomon Company, its successors and affiliates may actively trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

        We have retained MacKenzie Partners, Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, electronic mail, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. We or PPR will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We and PPR have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

        In addition, we have retained Computershare Trust Company, N.A. as the Depositary. We or PPR will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

        Except as set forth above, neither we nor PPR will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. We or PPR will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

        18.    Miscellaneous.

        We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of Purchaser or PPR not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, Volcom has filed the Schedule 14d-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14d-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the manner described in Section 8—"Certain Information Concerning Volcom" and Section 9—"Certain Information Concerning Purchaser and PPR."

TRANSFER HOLDING, INC.

May 11, 2011

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PPR

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of PPR are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with PPR. Directors are identified by an asterisk. Unless otherwise indicated, the titles referenced below refer to titles with PPR.

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
François-Henri Pinault*	48	France	Chairman and Chief Executive Officer of PPR since 2005; Chairman of the Executive Board of PPR from March 2005 to May 2005; Vice-Chairman of the Supervisory Board from May 2003 to March 2005; Member of the Supervisory Board since January 17, 2001; Manager of Financière Pinault since October 2000; Chairman of the Board of Directors of Artémis since May 2003; Member of the Management Board of Château Latour since June 1998; Board member of Christie's International Plc (United Kingdom) since May 2003; Member of the Supervisory Board of Puma AG (Germany) since June 2007; Member of the Supervisory Board of Gucci Group NV (the Netherlands) since October 2005; Vice-Chairman of the Supervisory Board of Boucheron Holding since May 2005; Director of Fnac SA since October 1994; Member of the Supervisory Board of Yves Saint Laurent SAS since April 2005; Director of Sapardis since May 2008; Director of Bouygues since December 2005; Director of Soft Computing since June 2001; Vice-Chairman of the Supervisory Board of Cfao since October 2009; Vice-Chairman of the Board of Directors of Sowind Group (Switzerland) since June 2008; Director of Simetra Obligations from May 2003 to December 2006; Chairman and Chief Executive Officer of Redcats from December 2008 to April 2009; Director of Tennessee from 2001 to November 2009.
			Business address: 10 avenue Hoche, 75381 Paris, France
Patricia Barbizet*	56	France

Vice-Chair of the Board of Directors of PPR since May 2005; Chair of the Supervisory Board of PPR from December 2001 to May 2005; Member of the Supervisory Board of PPR since December 1992; Chief Executive Officer and Director of Artémis since 1992; Chief Executive Officer, non-corporate officer, of Financière Pinault since January 2001; Deputy Director of Palazzo Grassi (Italy) since September 2005; Chair of the Board of Christie's International Plc (United Kingdom) since March 2003; Member of the

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
			Supervisory Board of Financière Pinault since June 2004; Deputy Chief Executive Officer of the Société Nouvelle du Théâtre Marigny since April 2010; Director of the Société Nouvelle du Théâtre Marigny since February 2000; Permanent representative of Artémis on the Boards of Directors of Agefi since July 2000 and of Sebdo Le Point since July 1997; Member of the Management Board of Château Latour since July 1993; Non-executive Director of Tawa Plc (United Kingdom) since April 2001; Director of Fnac SA since October 1994; Member of the Supervisory Board of Gucci Group NV (the Netherlands) since July 1999; Member of the Supervisory Board of Yves Saint Laurent SAS since June 2003; Director of the Fonds Stratégique d'Investissement since December 2008; Director of Total since May 2008; Director of Air France-KLM since January 2003; Director of Bouygues since December 2005; Director of TF1 since July 2000; Director of Afipa (Switzerland) from June 2005 to October 2006; Chair and Chief Executive Officer of Piasa from December 2001 to April 2007 then Chair from April 2007 to May 2008; Director of Piasa from April 2007 to January 2009.
			Business address: Artémis: 12, rue François-1er, 75008 Paris
Jean-François Palus*	49	France

Director and Deputy Chief Executive Officer of PPR since May 2009; President and Chief Executive Officer of Purchaser since it was formed; Chairman and Chief Executive Officer of Sapardis since May 2007; Director of Fnac since November 2007; Director of Caumartin Participations since June 2008; Member of the Supervisory Board of Gucci Group NV (the Netherlands) since May 2006; Member of the Supervisory Board of Puma AG (Germany) since June 2007; Member of the Supervisory Board of Cfao since October 2009; Representative of PPR on the Board of Directors of Redcats since April 2006; Representative of Sapardis vis-à-vis the management of Société Civile Zinnia since December 2009; Director of Conforama Holding from April 2006 to March 2011; Chief Executive Officer of Sapardis from January 2008 to February 2008; Representative of Sapardis vis-à-vis the management of Conseil et Assistance from December 2007 to December 2008; Chairman and Chief Executive Officer of the PPR Club de Développement from June 2006 to June 2009; Representative of Saprodis vis-à-vis the management of Société Civile Zinnia from February 2008 to December 2009; Chairman of Redcats

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
			International from December 2008 to April 2009; Director of PPR Luxembourg (Luxembourg) since April 2006 to April 2010.
			Business address: 10 avenue Hoche, 75381 Paris, France
Pierre Bellon*	81	France

Independent Director of PPR since May 2005; Member of the Supervisory Board of PPR from December 2001 to May 2005; Chairman of the Board of Directors of Sodexo; Chairman of the Supervisory Board of Bellon SA and of Sobelmat SCA; Director of the Association nationale des sociétés par actions—ANSA; Director of APM; Director of several subsidiaries of Sodexo in France and internationally; Director of CMA CGM.

			Business address: Sodexo: 255, quai de la Bataille de Stalingrad, 92130 Issy-les-Moulineaux
Laurence Boone*	41	France	Independent Director of PPR since May 2010; Chief Economist at Barclays Capital since 2004; Economist at the OECD from 1998 to 2004.
			Business address: Barclays Capital: 34/36, avenue de Friedland, 75008 Paris
Allan Chapin*	69	U.S.

Independent Director of PPR since May 2005; Member of the Supervisory Board of PPR from May 2002 to May 2005; Shareholder of Compass Advisers LLC; Director of Scor, CIFG and Inbev; Director of the French American Foundation, General Security National Insurance Company, Scor US and Taransay Investment Limited; Chairman of The American Friends of the Claude Pompidou Foundation; Chairman of the French American Foundation; Director of Calfp, Caliburn, General Security Insurance Company of New York, General Security Indemnity Co., General Security Property and Casualty Company, and SCOR US Corporation; Member of the Advisory Board of Lazard Canada and Chairman of Toronto Blue Jays; Partner of Compass Advisors New York since 2002.

			Business address: Compass Advisers LLC: 825 Third Avenue, New York, NY 10022, USA
Luca Cordero di Montezemolo*	63	Italy

Independent Director of PPR since May 2005; Member of the Supervisory Board of PPR from December 2001 to May 2005; Chairman of Ferrari since 1991; Chairman of Montezemolo & Partners since 2007; Chairman of Charme Management Srl since May 2007, NTV (Nuovo Trasporto Viaggiatori) since 2008; Director of Telethon (Italy) since January 2009; Director of Citigroup since October 2004; Director of Le Monde since November 2005; Director of Poltrona Frau since December 2003; Director of Tod's since April 2001; Chairman of Confidustria from 2004 to 2008; Chairman of Bologna Congressi from 2000 to 2008; Chairman of Bologna Fiere from 1998 to 2008; Chairman of Fiat from 2004 to 2010; Chief Executive Officer of Ferrari SpA from 1991 to 2006; Director of Editrice La Stampa, Indesit Company from 2002 to May 2007.

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
			Business address: Ferrari: Via Abetone Inferiore 4, 41053 Maranello—Modena, Italy
Yseulys Costes*	38	France

Independent Director of PPR since May 2010; Chair and Chief Executive Officer of 1000mercis since October 2000; Chair of the Supervisory Board of Ocito (1000mercis Group); Member of the Supervisory Board of Made in Presse.

			Business address: 1000mercis: 28, rue de Châteaudun, 75009 Paris
Jean-Pierre Denis*	50	France

Independent Director of PPR since June 2008; Chairman of Crédit Mutuel de Bretagne and of Crédit Mutuel Arkéa (comprising the Crédit Mutuel subsidiaries of Brittany, the South West of France and the Massif Central); Director of Altrad Group; Director of Paprec; Director of Glon Sanders Holding; Representative of Credit Mutuel Arkéa on the Board of Directors of Crédit Foncier et Communal d'Alsace et de Lorraine (CFCAL) and of CFCAL SCF; Director and General Treasurer of the French professional football league (association); Director of Soprol; Member of the Supervisory Board of Oséo Bretagne; Chairman of Dalkia from 1999 to 2003; Chairman of CGE (renamed Vivendi) from 1997 to 1999.

			Business address: Arkéa Group: 29808 Brest Cedex 09
Philippe Lagayette*	67	France

Director of PPR since May 2005; Member of the Supervisory Board of PPR from January 1999 to May 2005; Vice-chairman and Senior Advisor of Barclays Capital Investment Banking; Director of Fimalac since May 2003; Director of Renault since May 2007; Vice-Chairman of JP Morgan in EMEA from September 2008 to January 2010; Managing Director and Chairman of the Paris Management Committee of JP Morgan Chase Bank from 1998 to 2008; Chairman and Chief Executive Officer of JP Morgan & Cie SA from July 1998 to August 2008.

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
			Business address: Fondation de France: 40, avenue Hoche, 75008 Paris
Aditya Mittal*	35	India

Director of PPR since May 2009; Chief Financial Officer and Group Management Board member of Arcelor Mittal since 2004; International Advisory Board member of Citigroup; European Board Member of Wharton School; Board member of Bennett, Coleman & Co (India).

			Business address: Arcelor Mittal: 7th floor, Berkeley Square House, Berkeley Square, London W1J 6DA, United Kingdom
Baudouin Prot*	59	France

Director of PPR since May 2005; Member of the Supervisory Board of PPR from March 1998 to May 2005; Director and Chief Executive Officer of BNP Paribas since June 2003; Director of Véolia Environnement since April 2003; Director of Erbe (Belgium) since June 2004; Director of Pargesa Holding SA (Switzerland) from May 2004 to 2010; Director of Accor from January 2006 to February 2009; Director of BNL S.p.A. (Italy) from February 2007 to September 2008; Permanent representative of BNP Paribas on the Supervisory Board of Accor from 1992 to January 2006.

			Business address: BNP Paribas: 3, rue d'Antin, 75002 Paris
Caroline Puel*	47	France

Director of PPR since May 2010; China Correspondent for Le Point since 2000; China Correspondent for Radio Suisse Romande and Radio France from 2003 to 2007; Correspondent for Libération from 1993 to 2000.

			Business address: Ji Qing Li Building 2 Room 1204, Chaoyang District, 100020 Beijing, China
Jean-Philippe Thierry*	62	France

Independent Director of PPR since September 2006; Vice-Chairman of the Autorité de contrôle prudentiel since March 2010; Non-voting Director of Baron Philippe de Rothschild SA (Pauillac); Chairman and CEO of AGF from June 2001 to December 2009; Director of Atos Origin from February 2009 to May 2010; Chairman of the Board of Directors and Director of Tocqueville Finance from September 2007 to November 2009; Chairman of Allianz Holding France SAS from September 2007 to November 2009 and of Tocqueville Finance Holding SAS from 2008 to November 2009; Chairman of the Board of Directors of Château Larose-Trintaudon from June 2003 to May 2007; Member of the Executive Board of Allianz SE (Germany) from January 2006 to December 2009; Chairman of the Board of Directors of AGF IART and of AGF Vie until 2008; Chairman of the Supervisory Board of GIE AGF Informatique until 2006, Euler Hermès from 2001 to December 2009, Mondial Assistance AG (Switzerland) from December 2005 to November 2009 and Atos Origin from July 2008 to February 2009; Member of the Supervisory Board of Allianz Nederland Groep (the Netherlands) from January 2006 to May 2007 and of Allianz Global Corporate & Specialty AG (Germany) from March 2006 to May 2007; Director of Allianz Seguros y Reaseguros (Spain) from May 2001 to July 2007, AGF RAS Holding (the Netherlands) until 2006 and AGF International from May 2001 to March 2009; Director of Société Financière Foncière et de Participations-FFP from September 2005 to March 2009; Member of the Supervisory Board of Euler Hermès from February 2001 to December 2009.

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
Business address: Banque de France: 41, rue Taitbout, 75049 Paris Cedex 01

 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. The business address of each director and officer is PPR S.A., 10 avenue Hoche, 75381 Paris, France. Directors are identified by an asterisk.

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
Todd Hymel*	37	U.S.	Director of Purchaser since it was formed; Deputy Director of Mergers and Acquisitions of PPR since July 2008; Director of Fansteel Inc.; Member of the Supervisory Board of Cfao from October 2009 to December 2009; Director of M&A at Platinum Equity from 2003 to 2007; Senior Manager in KPMG's Transaction Services department from 1998 to 2003.
Jean-François Palus	49	France
			Director and Deputy Chief Executive Officer of PPR since May 2009; President and Chief Executive Officer of Purchaser since it was formed; Chairman and Chief Executive Officer of Sapardis since May 2007; Director of Fnac since November 2007; Director of Caumartin Participations since June 2008; Member of the Supervisory Board of Gucci Group NV (the Netherlands) since May 2006; Member of the Supervisory Board of Puma AG (Germany) since June 2007; Member of the Supervisory Board of Cfao since October 2009; Representative of PPR on the Board of Directors of Redcats since April 2006; Representative of Sapardis vis-à-vis the management of Société Civile Zinnia since December 2009; Director of Conforama Holding from April 2006 to March 2011; Chief Executive Officer of Sapardis from January 2008 to February 2008;Representative of Sapardis vis-à-vis the management of Conseil et Assistance from December 2007 to December 2008; Chairman and Chief Executive Officer of the PPR Club de Développement from June 2006 to June 2009; Representative of Saprodis vis-à-vis the management of Société Civile Zinnia from February 2008 to December 2009; Chairman of Redcats International from December 2008 to April 2009; Director of PPR Luxembourg (Luxembourg) since April 2006 to April 2010.

        Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

By Mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

By Facsimile:
(For Eligible Institutions Only)
(617) 360-6810

Confirm Facsimile Transmission:
781-575-2332

        If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (collect) or (800) 322-2885 (toll-free)
tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Peter J. Solomon Company
520 Madison Avenue
New York, NY 10022
(212) 508-1642
info@pjsolomon.com

QuickLinks

  Exhibit (a)(1)(A)
Offer to Purchase for Cash All Outstanding Shares of Common Stock of Volcom, Inc. at $24.50 Net Per Share by Transfer Holding, Inc. an indirect wholly owned subsidiary of PPR S.A.
The Dealer Manager for the Offer is
IMPORTANT
SUMMARY TERM SHEET
FREQUENTLY ASKED QUESTIONS
INTRODUCTION
THE OFFER
TRANSFER HOLDING, INC.
  SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PPR
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER